Exhibit 2.2
EXECUTION VERSION

PURCHASE AGREEMENT
by and between
BAE SYSTEMS INFORMATION SOLUTIONS INC.
and
L-1 IDENTITY SOLUTIONS, INC.
September 19, 2010

i

Page
Section 10.13 Expenses	73
Section 10.14 Waivers	73

Annex A	Form of Master Termination and Release Agreement
Annex B	Form of Assignment Agreement

PURCHASE AGREEMENT
          PURCHASE AGREEMENT, dated as of September 19, 2010 (this “Agreement”), by and between L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), and BAE Systems Information Solutions Inc., a Virginia corporation (“Purchaser”).
          WHEREAS, L-1 Identity Solutions Operating Company, a Delaware corporation and a wholly owned Subsidiary of the Company (“Operating Company”), owns 100% of the membership interests (the “McClendon Interests”) of McClendon, LLC, a Virginia limited liability company (“McClendon”), 100% of the membership interests (the “SpecTal Interests”) of SpecTal, LLC, a Virginia limited liability company (“SpecTal”), and all of the issued and outstanding shares of capital stock (the “ACI Shares” and, together with the McClendon Interests and the SpecTal Interests, the “Transferred Shares”) of Advanced Concepts, Inc., a Maryland corporation (“ACI” and, together with McClendon and SpecTal, the “Transferred Companies”);
          WHEREAS, ACI owns 49% (the “Patriot Interests”) of the membership interests of Patriot, LLC, a Maryland limited liability company (“Patriot” and, together with the Transferred Companies, the “Intel Companies”);
          WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company will cause Operating Company to sell to Purchaser, and Purchaser will purchase from Operating Company, the Transferred Shares;
          WHEREAS, it is further proposed that, prior to the Closing, ACI will transfer, assign or otherwise divest itself of the Patriot Interests, such that Purchaser will not acquire a direct or indirect interest in Patriot pursuant to this Agreement or the transactions contemplated hereby; and
          WHEREAS, the respective Boards of Directors of the Company, Operating Company and Purchaser have approved this Agreement and resolved that the transactions contemplated by this Agreement (upon the terms and subject to the conditions set forth in this Agreement) are advisable and in the best interests of their respective stockholders.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “2010 Bonuses” has the meaning set forth in Section 6.4(b)(v).

          “338(h)(10) Election” has the meaning set forth in Section 6.9(a)(i).
          “409A Plan” has the meaning set forth in Section 4.8(j).
          “ACI” has the meaning set forth in the Recitals.
          “ACI Shares” has the meaning set forth in the Recitals.
          “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
          “Affiliate Agreement” has the meaning set forth in Section 4.20.
          “Agreement” has the meaning set forth in the Preamble.
          “Anti-Bribery Laws” has the meaning set forth in Section 4.10(d).
          “Assignment Agreements” has the meaning set forth in Section 6.15.
          “Audited Intel Financial Statements” has the meaning set forth in Section 4.5(a).
          “Bank of America Credit Facility” means the Second Amended and Restated Credit Agreement, dated August 5, 2008, among Operating Company, the Company, Bank of America, N.A., Wachovia Bank, National Association, Banc of America Securities LLC, Wachovia Capital Markets LLC, Royal Bank of Canada, Société Générale and TD Bank, N.A., as amended, and the other Contracts comprising the Credit Agreement and Related Agreements (as defined in the Company Disclosure Schedule).
          “Benefit Arrangement” means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Plan, (B) is maintained or contributed to by the Company or any ERISA Affiliate of the Company and (C) covers any employee or former employee of any of the Transferred Companies.
          “Bid” means any outstanding quotation, bid or proposal by any Intel Company that, if accepted or awarded, could result in a Government Contract.
          “Business Confidential Information” has the meaning set forth in Section 6.14(a).
          “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

          “Business Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, (A) has resulted or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Intel Business or the Intel Companies, taken as a whole or (B) would prevent or materially delay or impair the ability of the Company or Operating Company to consummate the transactions contemplated by this Agreement; provided, however, that changes, effects or circumstances relating to or resulting from the following shall be excluded from the determination of Business Material Adverse Effect: (i) any change, effect or circumstance in any of the industries or markets in which the Intel Companies operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) applicable to the Intel Companies; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in the United States; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement, or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators); (vi) any action taken as required by this Agreement or with the consent or at the direction of Purchaser; and (vii) any failure by the Intel Companies to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings; provided that this clause (vii) shall not exclude any change, effect, event, development, state of facts, occurrence or circumstance that may have contributed to or caused such failure from being taken into account in determining whether a Business Material Adverse Effect has occurred (unless separately excluded under clauses (i) — (vi) of this definition); provided, further, that the exclusions provided for in clauses (i) — (iv) shall not apply to the extent (and only to the extent) the Intel Companies are materially disproportionately adversely affected by any of the changes, effects or circumstances described in such clauses relative to other participants in the industry in which the Intel Companies participate. Without limiting the generality of the foregoing, any change, effect or circumstance (whether or not previously disclosed in the Company Disclosure Schedule or in the Company SEC Reports publicly available prior to the date of this Agreement or otherwise) that, individually or in the aggregate, has resulted in, or that would reasonably be expected to result in a suspension or debarment of (i) the Company or the Operating Company or any of their directors, officers or senior management personnel (in their capacity as such) if arising from or relating to the Intel Business as conducted by the Transferred Companies or any of the Transferred Companies, or (ii) any of the Transferred Companies or any of their directors, officers or senior management personnel (in their capacity as such), shall be deemed to have had a Business Material Adverse Effect.
          “CFIUS” means the Committee on Foreign Investment in the United States.
          “Closing” has the meaning set forth in Section 3.1.
          “Closing Date” has the meaning set forth in Section 3.1.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the Preamble.

          “Company Affiliated Group” means the Company and the members of the affiliated group of corporations of which the Company is the common parent corporation within the meaning of Section 1504(a)(1) of the Code, including, through the Closing Date, the Transferred Companies.
          “Company Common Stock” means the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.
          “Company Confidential Information” has the meaning set forth in Section 6.14(b).
          “Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Purchaser simultaneously with the execution of this Agreement.
          “Company Indemnified Parties” has the meaning set forth in Section 9.3.
          “Company SEC Reports” means the forms, documents, proxy statements and reports with the SEC filed prior to the date hereof by the Company since January 1, 2008 under the Exchange Act or the Securities Act (as such reports and statements may have been amended since the date of their filing).
          “Company State Group” means some or all of the members of the Company Affiliated Group that have been filing or hereafter shall file returns of state or local income Taxes as a group of which the Company or Operating Company is the common parent corporation, including through the Closing Date, the Transferred Companies.
          “Confidentiality Agreement” means the confidentiality agreement, dated May 21, 2010, between the Company and Purchaser, as the same may be amended or supplemented.
          “Continuing Employees” has the meaning given in Section 6.18.
          “Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, whether written or oral.
          “D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).
          “D&O Insurance” has the meaning set forth in Section 6.6(c).
          “Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is subject to any provision of ERISA and is maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee of any of the Transferred Companies.
          “Environmental Laws” means all Laws relating to pollution or protection of the environment and human health including (a) Laws relating to Releases or threatened Releases of Hazardous Substances, and the treatment, storage, disposal, transport or handling of any Hazardous Substances, (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (c) the Resource Conservation and Recovery Act of 1976, as amended, (d) the Clean Water Act, as amended, (e) the Clean Air Act, as amended, (f) the Toxic Substances Control Act, (g) the Emergency Planning and Community Right to Know Act, and (h) any other Laws relating to protection of the environment and human health.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
          “Estimated Closing Balance Sheet” has the meaning set forth in Section 6.12(c).
          “Estimated Net Working Capital Amount” has the meaning set forth in Section 6.12(c).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exon-Florio” has the meaning set forth in Section 4.4.
          “Export Control Laws” has the meaning set forth in Section 4.10(c).
          “FAR” means the Federal Acquisition Regulation and the government agency supplements thereto.
          “Filings” has the meaning set forth in Section 6.7(a).
          “Final Purchase Price Allocation” has the meaning set forth in Section 2.3(b).
          “FOCI” means foreign ownership, control or influence.
          “GAAP” has the meaning set forth in Section 4.5(a).
          “Good Faith Transfer Negotiations” shall consist of, with respect to a given Intel Misallocated Contract or Identity Misallocated Contract, (i) negotiating in good faith with the applicable parties in connection with the assignment of such Intel Misallocated Contract or Identity Misallocated Contract to the Company Subsidiary to which it most closely relates, (ii) the appropriate party providing the other party with such information and documentation regarding such Intel Misallocated Contract or Identity Misallocated Contract as it may reasonably request in order to conduct a customary due diligence investigation of such Intel

Misallocated Contract or Identity Misallocated Contract and its performance, (iii) the results of such due diligence investigation being reasonably satisfactory to Purchaser (in the case of an Intel Misallocated Contract) or the Company (in the case of an Identity Misallocated Contract), (iv) negotiating in good faith the transfer and assignment to such Transferred Company or Identity Company of the applicable assets, rights and personnel of the Identity Companies or Transferred Company, as applicable, that have been utilized in the performance of such Intel Misallocated Contract or Identity Misallocated Contract, and (v) if such Intel Misallocated Contract or Identity Misallocated Contract is assigned to a Transferred Company or Identity Company, entering into a written agreement with the assigning Identity Company or Transferred Company pursuant to which such assignee Transferred Company or Identity Company will agree to indemnify and hold harmless such assigning Identity Company or Transferred Company with respect to all future Liabilities arising under such Intel Misallocated Contract or Identity Misallocated Contract, as applicable (but subject to the limitations included in the indemnities set forth in Sections 6.10(g) and (h)); provided that any such agreement must be in form and substance acceptable to the parties thereto (which acceptance shall not be unreasonably withheld, delayed or conditioned).
          “Government Contract” means any Contract entered into between any of the Intel Companies and (a) any Governmental Entity, (b) any prime contractor or upper-tier subcontractor to any Governmental Entity (in its capacity as such), or (c) any lower-tier subcontractor with respect to any Contract described in clause (a) or (b).
          “Governmental Authorization” means any consent, approval, order, license, franchise, registration, security clearance, authorization, variance, exemption, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
          “Governmental Entity” means any government, court, tribunal, or arbitrator, any governmental entity or municipality or political or other subdivision thereof, or any agency, department, board, self-regulating authority, bureau, branch, commission, authority, official or instrumentality of any of the foregoing.
          “Hazardous Substance” means (a) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials or asbestos (whether or not friable); and (b) any chemicals, materials, substances or wastes that are defined as or included in the definition of hazardous substances, hazardous chemicals, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or words of similar import under any Environmental Laws.
          “Hazardous Substance Activity” means the possession, transportation, transfer, recycling, storage, use, treatment, manufacture, removal, Release, remediation, exposure of Persons to, sale, distribution or other handling of any Hazardous Substance.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Identity Business” means the businesses and operations of the Identity Companies.
          “Identity Companies” means the Company and all of its Subsidiaries, other than the Intel Companies.
          “Identity Contract” means a Contract with a Third Party existing as of or prior to the Closing Date that primarily relates to the Identity Business, meaning that such Contract is performed primarily by employees of one or more Identity Companies and/or primarily relates to assets or rights that are owned, held or utilized by any of the Identity Companies.
          “Identity Guaranties” has the meaning set forth in Section 6.10(b).
          “Identity Marks” means all Trademarks owned by the Company and its Subsidiaries (other than the Intel Companies).
          “Identity Misallocated Contract” has the meaning set forth in Section 6.10(e).
          “Indebtedness” means, without duplication, the aggregate amount of (a) all obligations for borrowed money, all interest accruing thereon and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such indebtedness, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and accrued expenses), (e) all capitalized lease obligations, (f) all obligations of others secured by any Lien on property or assets owned or acquired, whether or not the obligations secured thereby have been assumed, (g) all obligations under standby letters of credit, and (h) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness (as defined in clauses (a) — (h) of this sentence) of any other Person.
          “Indemnified Parties” has the meaning set forth in Section 9.3.
          “Indemnifying Party” has the meaning set forth in Section 9.3.
          “Independent Accounting Firm” has the meaning set forth in Section 2.3(b).
          “Insurance Policies” has the meaning set forth in Section 4.22.
          “Intel Acquisition Agreements” means, collectively, (i) that certain Securities Purchase Agreement, dated September 11, 2006, by and among Operating Company, SpecTal and the Sellers Representative on behalf of the Members, relating to the acquisition of SpecTal, (ii) that certain Agreement and Plan of Merger, dated June 18, 2007, by and among the Company, Operating Company, McClendon, the Stockholders’ Representative and the Selling Stockholders signatory thereto, relating to the acquisition of McClendon and (iii) that certain Stock Purchase Agreement, dated May 1, 2007, by and among, ACI, the Selling Stockholders signatory thereto, the Sellers Representative and Operating Company, relating to the acquisition of ACI.

          “Intel Business” means the businesses and operations of the Intel Companies.
          “Intel Companies” has the meaning set forth in the Recitals.
          “Intel Company Awards” has the meaning set forth in Section 6.18.
          “Intel Company Intellectual Property Rights” means Intellectual Property owned by the Intel Companies.
          “Intel Company Material Contract” has the meaning set forth in Section 4.15(a)
          “Intel Company Permits” has the meaning set forth in Section 4.10(a).
          “Intel Contract” means a Contract with a Third Party existing as of or prior to the Closing Date that primarily relates to the Intel Business, meaning that such Contract is performed primarily by employees of one or more Intel Companies and/or primarily relates to assets or rights that are owned, held or utilized by any of the Intel Companies.
          “Intel Financial Statements” has the meaning set forth in Section 4.5(a).
          “Intel Guaranties” has the meaning set forth in Section 6.10(a).
          “Intel Leases” has the meaning set forth in Section 4.13(a).
          “Intel Misallocated Contract” has the meaning set forth in Section 6.10(d).
          “Intel Termination Date” has the meaning set forth in Section 8.1(b).
          “Intel Vesting Event” has the meaning set forth in Section 6.18.
          “Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents, patent applications and patent disclosures (“Patents”), (ii) registered and unregistered trademarks, trademark applications, trade names, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”), (iii) registered and unregistered copyrights, copyright applications and other works of authorship (“Copyrights”), (iv) trade secrets, mask works and proprietary confidential information, including any comprising data, databases, know-how, inventions, methods, processes and techniques (whether or not patentable and whether or not reduced to practice), and proprietary confidential business plans and proposals and consumer lists (“Trade Secrets”), (v) computer software (including source code and executable code) and documentation therefor and (vi) to the extent not included in the foregoing (i) — (v), other intellectual property rights.
          “Interim Intel Financial Statements” has the meaning set forth in Section 4.5(a).
          “IRS” means the United States Internal Revenue Service.
          “ITAR” has the meaning set forth in Section 4.10(c).

          “Joint Filing” has the meaning set forth in Section 6.7(c).
          “Judgment” means any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation, determination or similar order of any Governmental Entity, in each case, whether preliminary or final.
          “Knowledge” means the actual knowledge after reasonable inquiry of the direct reports who would reasonably be expected to be in possession of the knowledge of the type addressed by the applicable representations and warranties that are subject to the applicable “Knowledge” qualifier used in such representation and warranty of (i) as to the Company, the persons identified in Section 1.1 of the Company Disclosure Schedule and (ii) as to Purchaser, the persons identified in Section 1.1 of the Purchaser Disclosure Schedule.
          “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Judgment, franchise, license, agency requirement or permit of any Governmental Entity.
          “Leased Real Property” means all Real Property leased pursuant to the Intel Leases.
          “Liabilities” means any direct or indirect liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation, whether fixed or unfixed, determined or determinable, due or to become due, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, asserted or unasserted, matured or unmatured, or contingent or otherwise.
          “Liens” means all pledges, liens, charges, mortgages, encumbrances, security interests, attachments, claims, transfer restrictions, options, puts, calls and rights of first refusal and encumbrances of any kind.
          “Losses” means all costs, damages, Liabilities, assessments, Judgments, losses, penalties, fines, settlements, awards, expenses and fees (including reasonable legal, accounting or other professional fees and disbursements and the costs of or arising from any Proceeding).
          “McClendon” has the meaning set forth in the Recitals.
          “McClendon Interests” has the meaning set forth in the Recitals.
          “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Safran SA and Laser Acquisition Sub Inc.
          “Merger Date” has the meaning set forth in Section 6.18.
          “Merger Termination Date” has the meaning set forth in Section 6.18.
          “Net Working Capital” means, as of the date and time of determination, the difference between (i) the sum (without duplication) of the current assets of the Transferred Companies, on a combined basis, as of such date and time, and (ii) the sum (without duplication)

of the current liabilities of the Transferred Companies, on a combined basis, as of such date and time, in each case calculated in accordance with GAAP applied in a manner consistent with the accounting practices, policies and methodologies used in the preparation of the Audited Intel Financial Statements; provided, however, that all cash, cash equivalents, deferred tax assets, deferred tax liabilities and inter-company receivables and payables shall be excluded; provided, further, that all payment obligations arising under the Special Employee Plan Term Sheet or Special Employee Plan shall be also excluded.
          “NISPOM” has the meaning set forth in Section 4.4.
          “Novation Contract” has the meaning set forth in Section 6.7(e).
          “OCI” has the meaning set forth in Section 6.16.
          “OCI Prime Contract” has the meaning set forth in Section 6.16 of the Company Disclosure Schedule.
          “OCI Subcontract” has the meaning set forth in Section 6.16 of the Company Disclosure Schedule.
          “OCI Subcontract Mitigation Plan” has the meaning set forth in Section 6.16 of the Company Disclosure Schedule.
          “Operating Company” has the meaning set forth in the Recitals.
          “Patriot” has the meaning set forth in the Recitals.
          “Patriot Interests” has the meaning set forth in the Recitals.
          “Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, registrations, security clearances, variances, waivers, certificates and other authorizations issued, granted, given under the authority of any Governmental Entity or pursuant to any Law.
          “Permitted Liens” means (i) Liens for current Taxes not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which reserves have been established in accordance with GAAP, (ii) Liens of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Liens arising in the ordinary course of business consistent with past practice in respect of amounts that are not yet due or payable, and for which reserves have been established in accordance with GAAP and (iii) any other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity or group (as defined in the Exchange Act).
          “Plan Funding Amount” means $7,291,000.
          “Pre-Closing Tax Period” means, individually, any taxable year or period that ends on or before the Closing Date and the portion of a Straddle Period that begins on or before the Closing Date and ends on the Closing Date, and, collectively, all such periods considered together, as the context may require.
          “Proceeding” means any action, suit, claim, complaint, investigation, litigation, demand, grievance, citation, summons, subpoena, audit (except routine or ordinary course audits relating to Government Contracts), proceeding or arbitration, civil, criminal, regulatory or otherwise, by or before any Governmental Entity.
          “Proposed McClendon 1060 Allocation” has the meaning set forth in Section 2.3(b).
          “Proposed SpecTal Section 338 Allocation” has the meaning set forth in Section 2.3(b).
          “Proposed Purchase Price Allocation” has the meaning set forth in Section 2.3(b).
          “Purchased Assets” has the meaning set forth in Section 2.3(a).
          “Purchase Price” has the meaning set forth in Section 2.2.
          “Purchaser” has the meaning set forth in the Preamble.
          “Purchaser Disclosure Schedule” means the disclosure schedules delivered by Purchaser to the Company simultaneously with the execution of this Agreement.
          “Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.
          “Purchaser Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.
          “Real Property” means land together with all rights and interests arising out of the ownership thereof or appurtenant thereto and improvements thereon.
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping or migration of any Hazardous Substance in, into or onto the environment.
          “Representatives” has the meaning set forth in Section 6.3(a).
          “SEC” means the United States Securities and Exchange Commission.
          “Section 4.20 Affiliate” has the meaning set forth in Section 4.20.
          “SecureMetrics” has the meaning set forth in Section 6.7(e).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Separate Tax Returns” means Tax Returns that are filed by the Transferred Companies on a separate return basis, excluding, for the avoidance of doubt, any Tax Return that is filed by the Transferred Companies as members of the Company Affiliated Group or any Company State Group.

          “Special Employee Plan” means the Intel Companies Special Employee Plan to be established by SpecTal and McClendon prior to the Closing and funded by Purchaser at the Closing, in each case, pursuant to Section 6.20.
          “Special Employee Plan Term Sheet” means that certain Term Sheet for the Intel Companies Special Employee Plan of even date herewith among the Company, SpecTal, McClendon, Ann John, Kevin Rummel and Yvonne Vervaet.
          “Special Employee Plan Escrow Account” has the meaning set forth in Section 6.20.
          “Special Employee Plan Escrow Agent” has the meaning set forth in Section 6.20.
          “SpecTal” has the meaning set forth in the Recitals.
          “SpecTal Interests” has the meaning set forth in the Recitals.
          “SpecTal Tax Returns” has the meaning set forth in Section 6.9(b)(i).
          “Stone Key” means Stone Key Partners LLC and the Stone Key securities division of Hudson Partners Securities LLC.
          “Straddle Period” means any taxable period or portion thereof that begins on or before the Closing Date and ends after the Closing Date.
          “Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such first Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions. Notwithstanding the foregoing, with respect to the Company, for purposes of this Agreement, Subsidiaries shall include Patriot.
          “Tangible Property” means all furniture, equipment (including motor vehicles), computers, office equipment, apparatuses, tools and machinery owned or leased by any of the Transferred Companies.
          “Target Net Working Capital” means (i) $21,617,000 if the Closing takes place between September 16, 2010 and October 15, 2010, (ii) $22,171,000 if the Closing takes place between October 16, 2010 and November 15, 2010, (iii) $20,918,000 if the Closing takes place between November 16, 2010 and December 15, 2010, (iv) $19,060,000 if the Closing takes place between December 16, 2010 and January 15, 2011, (v) $20,871,000 if the Closing takes place between January 16, 2011 and February 15, 2011, (vi) $21,750,000 if the Closing takes place between February 16, 2011 and March 15, 2011, and (vii) $26,043,000 if the Closing takes place between March 16, 2011 and April 15, 2011. In the event that the Closing does not occur on or prior to April 15, 2011, the parties shall negotiate in good faith an appropriate Target Net Working Capital consistent with the approach utilized in this definition for prior time periods.

          “Tax” means all federal, state, local or municipal (whether domestic or foreign) taxes, assessments, customs duties, fees, levies or similar charges of any kind, including all income, franchise, profits, alternative or add-on minimum, estimated, capital gains, capital stock, stamp, transfer, sales, use, value added, escheat or unclaimed property, license, property, excise, payroll, employment, social security, unemployment, withholding or other taxes or similar charges imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.
          “Tax Benefit” means a reduction in the Liability for Taxes of a taxpayer (or of the affiliated, consolidated, combined or unitary group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax item in a taxable period only if and to the extent that the actual cash Liability for Taxes of the taxpayer (or of the affiliated, consolidated, combined or unitary group of which it is a member) for such period, after taking into account the effect of the Tax item on the Liability for Taxes of such taxpayer in the current period and all prior periods, is less than it would have been if such Liability for Taxes were determined without regard to such Tax item.
          “Tax Claims” has the meaning set forth in Section 6.9(d).
          “Tax Return” means any return, declaration, report, claim for refund, information return or statement or similar statement that is filed or that is required to be filed with respect to any Tax (including any attached schedules or any amendments or supplements), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Third Party” means any Person other than the Company and its Subsidiaries.
          “Third-Party Claim” has the meaning set forth in Section 9.4(a).
          “Trademark Transition Period” has the meaning set forth in Section 6.13.
          “Transfer Taxes” has the meaning set forth in Section 6.9(f).
          “Transferred Companies” has the meaning set forth in the Recitals.
          “Transferred Company Business” means the businesses and operations of the Transferred Companies.
          “Transferred Shares” has the meaning set forth in the Recitals.
          “Treasury Regulation” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
          “WARN Act” has the meaning set forth in Section 4.14(f).

     Section 1.2 Other Definitional Provisions; Interpretation.
          (a) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”
          (d) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
          (e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to September 19, 2010, unless the context requires otherwise.
          (f) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
          (g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
          (h) Notwithstanding any other provision in this Agreement, to the extent any representation or warranty made by the Company in this Agreement constitutes a representation or warranty with respect to Patriot or its business, assets, liabilities, operations, employees or related matters (either individually or in conjunction with such other matters as may be addressed by such representation or warranty), then, solely with respect to such matters, such representation and warranty shall be deemed for all purposes of this Agreement to be made “to the Knowledge of the Company.” Notwithstanding any other provision in this Agreement, to the extent any covenant or agreement of the Company in this Agreement directly or indirectly requires any action or forbearance by Patriot, then solely with respect to such action or forbearance by Patriot (which shall, for the avoidance of doubt, exclude Section 6.17), the obligations in respect of such covenant or agreement shall be deemed satisfied for all purposes of this Agreement if the Company shall have used its reasonable efforts to cause such action or forbearance.

ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of the Transferred Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall cause Operating Company to sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Operating Company, the Transferred Shares free and clear of all Liens, other than restrictions under applicable securities Laws.
     Section 2.2 Purchase Price. In consideration for the sale of the Transferred Shares, the aggregate purchase price payable by Purchaser to Operating Company at the Closing shall consist of cash in immediately available funds in an amount equal to $295,833,000 (the “Purchase Price”).
     Section 2.3 Allocation of Purchase Price.
          (a) For purposes of this Section 2.3(a), “consideration” means the sum of (i) the Purchase Price after any adjustments effected in accordance with this Article II or elsewhere in this Agreement, and (ii) the amount of the Liabilities of the Transferred Companies that are recognized as liabilities and deemed to be assumed by Purchaser for United States federal income Tax purposes (and any similar provision of state, local or foreign Law, as appropriate). The consideration shall be allocated among the assets of McClendon, SpecTal and ACI (the “Purchased Assets”) in accordance with the provisions of this Section 2.3(a).
          (b) Within ninety (90) days after the Closing Date, Purchaser shall provide to the Company: (i) a proposed division of the consideration among the McClendon Interests, the SpecTal Interests and the ACI Shares, (ii) as required by Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the portion of the consideration that is paid with respect to the McClendon Interests among the assets of McClendon (the “Proposed McClendon 1060 Allocation”); (iii) as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the portion of the consideration that is paid with respect to the SpecTal Interests among the assets of SpecTal (the “Proposed SpecTal Section 338 Allocation”); and (iv) as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the portion of the consideration that is paid with respect to the ACI Shares among the assets of ACI (together with the Proposed McClendon 1060 Allocation and the Proposed SpecTal Section 338 Allocation, the “Proposed Purchase Price Allocation”). If within thirty (30) days after Purchaser has provided the Proposed Purchase Price Allocation to the Company, the Company has not objected in writing to the Proposed Purchase Price Allocation, the Proposed Purchase Price Allocation shall become final (the “Final Purchase Price Allocation”). If the Company objects to the Proposed Purchase Price Allocation, it shall notify Purchaser in writing of such disputed item (or items) and the basis for its objection. The Company and Purchaser shall negotiate in good faith to agree upon the Final Purchase Price Allocation. If the Company and Purchaser are unable to agree on the Final Purchase Price Allocation within a sixty (60) day period from receipt of written notice from the Company objecting to the Proposed Purchase Price Allocation, then all remaining disputed items shall be submitted to a nationally recognized independent accounting firm mutually chosen by the parties (the “Independent Accounting Firm”) for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable forms with the IRS and other Governmental Entities. The Independent Accounting Firm’s review shall be final and binding on all parties. The fees and expenses of the Independent Accounting Firm shall be borne equally by the Company and Purchaser.
          (c) Each of the Company, Operating Company, each Transferred Company and Purchaser shall (i) timely file all forms (including IRS Form 8594 and Form 8023) and Tax Returns required to be filed in connection with the Final Purchase Price Allocation, (ii) be bound by the Final Purchase Price Allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Final Purchase Price Allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Final Purchase Price Allocation on any applicable Tax Return or for any Tax purpose, including any communication with any Governmental Entity. Purchaser and the Company shall provide each other with copies of IRS Forms 8594 and 8023 and any required exhibits thereto, consistent with the allocation determined pursuant to this Section 2.3, upon request. In the event that an allocation set forth on the Final Purchase Price Allocation is disputed by any Governmental Entity, the party receiving notice of such dispute shall promptly notify the other party concerning the existence of, material developments regarding and resolution of such dispute.
ARTICLE III
THE CLOSING
     Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to take place is referred to in this Agreement as the “Closing Date”.
     Section 3.2 The Company’s Deliveries at Closing. At the Closing, the Company shall, or shall cause Operating Company to, deliver to Purchaser:
          (a) stock certificates or similar evidence representing the ACI Shares, duly endorsed in blank or with stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;
          (b) evidence of the transfer and assignment of the McClendon Interests and the SpecTal Interests in accordance with this Agreement and in form and substance reasonably acceptable to Purchaser, together with duly executed amendments to any applicable limited liability company agreement or similar documents as may be reasonably required to evidence such transfer;
          (c) resignations of the officers, directors and managers (as applicable) of the Transferred Companies, designated by Purchaser in writing at least ten (10) Business Days prior to the Closing Date;
          (d) the officer’s certificate required pursuant to Section 7.2(f), duly executed by an appropriate executive officer of the Company;
          (e) a duly executed certificate of non-foreign status from Operating Company in a form and manner that complies with section 1445 of the Code and the Treasury Regulations promulgated thereunder; and
          (f) all such additional instruments, documents and certificates provided for by this Agreement as may be reasonably required in connection with the Closing.
Section 3.3 Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver:
          (a) payment of the Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing at least two (2) Business Days prior to the Closing (it being understood that such accounts may include the account of a paying agent acting on behalf of the Company), of an amount equal to the Purchase Price;
          (b) to the Company the officer’s certificate required pursuant to Section 7.3(d), duly executed by an appropriate executive officer of Purchaser; and
          (c) to the Company all such additional instruments, documents and certificates provided for by this Agreement as may be reasonably required in connection with the Closing.
     Section 3.4 Proceedings at Closing. All proceedings to be taken, all documents to be executed and delivered, and all payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
     Section 3.5 Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold under applicable Tax Law with respect to the making of such payment; provided, however, that before making any such deduction or withholding, Purchaser shall notify the Company and shall not make such deduction or withholding without the Company’s consent, which consent shall not be unreasonably conditioned, delayed, or withheld. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in (i) the Company SEC Reports to the extent a disclosure therein specifically relates to the Intel Companies and it is reasonably apparent that such disclosure is applicable to one or more sections of this Article IV (excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimers in such Company SEC Reports, in each case, to the extent that such statements are predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule (subject to the third sentence of Section 10.3), the Company represents and warrants to Purchaser as follows:
     Section 4.1 Organization and Good Standing. The Company, Operating Company and each of the Intel Companies is duly incorporated or duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority to conduct its business as it is now being conducted, except where the failure to be so incorporated or formed, existing and in good standing or to have such power and authority would not have a Business Material Adverse Effect. The Company, Operating Company and each of the Intel Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so duly qualified, licensed and in good standing would not have a Business Material Adverse Effect. The Company has made available to Purchaser a copy of its and Operating Company’s certificates of incorporation and bylaws and the organizational documents of each of the Intel Companies, as currently in effect. None of the Company, Operating Company or any of the Intel Companies is in material violation of any provision of its certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents.
     Section 4.2 Transferred Shares; Subsidiaries; Capitalization.
          (a) All of the Transferred Shares are beneficially and legally owned by Operating Company, in each case, free and clear of all Liens (except Permitted Liens) and all such shares or interests are duly authorized, validly issued, fully paid, nonassessable and are free of and were not issued or acquired in violation of any preemptive rights or rights of first refusal or similar rights. The Patriot Interests (until divested pursuant to Section 6.17) are beneficially and legally owned by ACI free and clear of all Liens (except Permitted Liens).
          (b) Section 4.2(b) of the Company Disclosure Schedule lists as of the date hereof each of the Intel Companies and, for each such Intel Company, its respective jurisdiction of incorporation or formation. Except for the Transferred Shares, (i) there are no issued or outstanding shares of capital stock, membership interests, equity securities, partnership interests or other similar ownership interests of any class or type of or in the Transferred Companies, (ii) there are no outstanding or authorized options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind to which the Company, Operating Company or any of the Transferred

Companies is a party obligating the Company, Operating Company or any of the Transferred Companies to issue, transfer or sell any shares of capital stock, membership interests or other equity interest in, any Transferred Company or securities convertible into or exchangeable for such shares, membership interests or equity interests, and (iii) there are no voting trusts, proxies, shareholder agreements or similar agreements or understandings to which the Company, Operating Company or any of the Transferred Companies is a party with respect to the voting of the capital stock or equity interests of any Transferred Company. There are no outstanding or authorized stock appreciation, phantom stock, profits interest, economic interests, participation interests, or other similar rights with respect to any of the Transferred Companies. Section 4.2(b) of the Company Disclosure Schedule also sets forth the percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries in each of the Transferred Companies, and the identity, if any, of each other owner of such outstanding equity or voting interests and their percentage interest.
          (c) None of the Intel Companies owns any shares of capital stock, membership interests or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock, membership interests or other equity or voting interests in) any other Person, other than ordinary course investments. There is no outstanding or authorized obligation or agreement of any kind requiring any of the Intel Companies to make an investment in or to acquire the capital stock of membership interests or other equity interest in or any other security or other interest in any Person.
     Section 4.3 Authorization; No Conflict.
          (a) Each of the Company and Operating Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it and Operating Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Company and Operating Company (including by their respective Boards of Directors), and no other corporate action or proceeding on the part of the Company or Operating Company is necessary to authorize the execution, delivery and performance by the Company and Operating Company (as applicable) of this Agreement and the consummation by such parties of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
          (b) The execution and delivery by the Company of this Agreement does not and the consummation of the transactions contemplated hereby by the Company and Operating Company will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) the Company, (B) Operating Company or (C) any

of the Transferred Companies, (ii) assuming the Governmental Authorizations, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Governmental Authorization has been satisfied, conflict with or violate, or give rise to any right or requirement of termination, modification or cancellation of, or require any notice, report or other filing under, any Law, Judgment or Governmental Authorization applicable to the Company, Operating Company or any of the Intel Companies or by which any property or asset of the Company, Operating Company or any of the Transferred Companies is bound or affected, (iii) violate or conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of or require any notice, report or other filing under, any Intel Company Material Contract, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the material properties or assets of the Intel Companies or the Transferred Shares, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a material Loss.
     Section 4.4 Governmental Consents. No Governmental Authorization, or registration, declaration or filing with or notice to any Governmental Entity, is required to be obtained or made by, or with respect to the Company, Operating Company or any of the Intel Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required in connection with the Taxes described in Section 6.9(f), (iii) such other items required solely by reason of the participation of Purchaser (as opposed to any other third-party) in the transactions contemplated hereby, (iv) such Governmental Authorizations set forth in Section 4.4 of the Company Disclosure Schedule and (v) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) and (C) the National Industrial Security Program Operating Manual (“NISPOM”).
     Section 4.5 Intel Financial Statements.
          (a) Purchaser has previously been provided with complete copies of (i) the L-1 Identity Solutions Government Consulting Services Business audited combined balance sheets as of December 31, 2009 and December 31, 2008 and the related audited combined statements of operations and cash flows for each of the three years ended December 31, 2009, 2008 and 2007 accompanied by the audit report of Deloitte & Touche LLP (the “Audited Intel Financial Statements”) and (ii) the unaudited condensed combined balance sheet of the Intel Companies as of June 30, 2010 and the related unaudited condensed combined statement of operations and cash flows for the six (6)-month period then ended (the “Interim Intel Financial Statements” and, collectively with the Audited Intel Financial Statements, the “Intel Financial Statements”). The Intel Financial Statements have been derived from the accounting records of the Intel Companies and those of the Company and the Operating Company. The Intel Financial Statements (x) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied (except as disclosed in the notes thereto) throughout the periods covered thereby, and (y) fairly present, in all material respects, the combined financial position of the Intel Companies and Intel Business as of the dates thereof and the combined results of operations and cash flows of the Intel Companies for the periods then ended (except that the Interim Intel Financial Statements omit or condense certain information and disclosures and subject to, in the case of the Interim Intel Financial Statements, normal audit adjustments).
          (b) Section 4.5(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Indebtedness of each Intel Company, and separately identifies for each item of Indebtedness the outstanding principal and accrued but unpaid interest thereon as of August 31, 2010.
     Section 4.6 No Undisclosed Liabilities. Except (a) as reflected in the Intel Financial Statements, (b) for Liabilities incurred in the ordinary course of business and consistent with past practices since June 30, 2010, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (c) for the employee retention bonus Liabilities set forth in Section 4.6 of the Company Disclosure Schedule, or (d) for other immaterial Liabilities not exceeding $250,000 in the aggregate, none of the Intel Companies has any Liabilities, that are required to be reflected in or disclosed on a balance sheet in accordance with GAAP.
     Section 4.7 Absence of Certain Changes. Since December 31, 2009 through the date of this Agreement, (except for matters in connection with the transactions contemplated by this Agreement):
          (a) the businesses and operations of each of the Intel Companies have been conducted in the ordinary course of business consistent with past practice in all material respects;
          (b) there has not been any change, effect or circumstance that has had a Business Material Adverse Effect;
          (c) none of the Transferred Companies has sold, leased, transferred, or assigned any of its properties, rights or assets having a value in excess of $250,000 in the aggregate or an individual value in excess of $100,000;
          (d) none of the Transferred Companies has entered into any Contract or agreed to or suffered any termination, material modification, amendment or extension of or waiver of any material rights under any Contract that, in any such case, would require or would likely require payments to or from the Company in any one year of more than $1,000,000, excluding Government Contracts or Intel Leases entered into in the ordinary course of business consistent with past practices;
          (e) none of the Transferred Companies has created or permitted the creation of any Lien (other than Permitted Liens) on any of its assets or properties;
          (f) none of the Intel Companies has suffered any damage, destruction or loss with respect to Real Property or Tangible Property (whether or not covered by insurance), in any case or in the aggregate, in excess of $250,000;

          (g) none of the Intel Companies has made any capital expenditure (or series of related capital expenditures) involving more than $250,000;
          (h) none of the Intel Companies has committed to do any of the matters described in clauses (c) — (g) of this sentence; and
          (i) no key employee of any of the Transferred Companies earning an annual base salary or base compensation in excess of $150,000 has left his or her employment or provided notice of future resignation.
     Section 4.8 Employee Plans; ERISA.
          (a) Section 4.8(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each Employee Plan and each Benefit Arrangement that is sponsored, maintained or contributed to or required to be contributed to by any Intel Company or by an ERISA Affiliate thereof for the benefit of current and former directors and employees of the Intel Companies. The Company has made available to Purchaser a true and complete copy of each Employee Plan and all amendments thereto (or, in the case of any unwritten Employee Plans, descriptions thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed and the previous year’s annual reports on IRS Form 5500 and (iv) the most recently received IRS determination letter.
          (b) Each Employee Plan and Benefit Arrangement has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code.
          (c) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, each Employee Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, or with respect to a prototype Employee Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Employee Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Employee Plan, and the trusts maintained pursuant to each such Employee Plan are exempt from federal income taxation under Section 501 of the Code. To the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Employee Plan that would reasonably be expected to adversely affect the qualification of such Employee Plan.
          (d) No Liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by any of the Intel Companies or any ERISA Affiliate thereof that has not been satisfied in full, and no event or circumstance exists that would reasonably be expected to result in any such Liability being incurred by any of the Intel Companies. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and no Employee Plan is subject to Title IV of ERISA.
          (e) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, there are no (i) claims pending or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits), against or involving any Employee Plan or Benefit Arrangement or the assets of any Employee Plan or Benefit Arrangement or against any of the Intel Companies or any ERISA Affiliate thereof, in each case, with respect to any Employee Plan or Benefit Arrangement, (ii) audits pending or, to the Knowledge of the Company, threatened, by any Governmental Entity involving any Employee Plan or Benefit Arrangement or (iii) to the Knowledge of the Company, investigations pending or threatened by any Governmental Entity involving any Employee Plan or Benefit Arrangement.
          (f) Except as set forth in Section 4.8(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of any Intel Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, or (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor.
          (g) Except as set forth on Section 4.8(g) of the Company Disclosure Schedule, there is no Employee Plan or Benefit Arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code. None of the Benefit Arrangements in which employees of the Intel Companies participates provides for any indemnity for Taxes imposed under Section 4999 or 409A of the Code.
          (h) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, no Tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.
          (i) With respect to the employees and former employees of the Intel Companies, none of the Intel Companies has any material obligations for post-retirement health or life insurance benefits under any Benefit Arrangement or Employee Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).
          (j) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, any Benefit Arrangement or Employee Plan, any “non-qualified deferred compensation plan” (as such term is defined under section 409A(d)(1) of the Code and the guidance issued thereunder) of the Company and any of the Intel Companies under which the Company and/or any of the Intel Companies makes, is obligated to make, or promises to make any payments or other awards to or on behalf of any employee, officer or director of any of the Intel Companies (each, a “409A Plan”) (i) meets and has met the requirements of Section 409A of the Code, (ii) is and has been operated in accordance therewith, (iii) is and has been operated in good faith compliance with the transitional relief and all guidance and regulations provided by the Internal Revenue Service under Section 409A of the Code, and (iv) has not been funded by an off-shore arrangement described in Section 409A(b)(1) of the Code.
          (k) Except as would not reasonably be expected to result in a material Loss to any Transferred Company, any Benefit Arrangement or Employee Plan, no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan sponsored by an Intel Company.
     Section 4.9 Litigation.
          (a) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, Operating Company or any of their Affiliates (other than the Intel Companies) that would have or reasonably would be expected to have a Business Material Adverse Effect, nor is there any Judgment outstanding against the Company, Operating Company or any such Affiliate that would have or reasonably could be expected to have a Business Material Adverse Effect.
          (b) Since January 1, 2008, (i) there has not been any material Proceeding pending or, to the Knowledge of the Company, threatened against any of the Intel Companies or any of their respective assets or properties, or any of their respective directors or officers in their capacities as such, (ii) none of the Intel Companies, nor any of their respective directors or officers in their capacities as such has been subject to any material Judgments, and (iii) there has not been, to the Knowledge of the Company, any pending or threatened material Proceeding against any Person whom any of the Intel Companies has agreed to indemnify with respect to matters subject to such indemnification.
     Section 4.10 Permits; Compliance with Law; Governmental Authorizations.
          (a) The Intel Companies are in possession of all material Governmental Authorizations necessary for the Intel Companies to carry on their respective businesses as they are now being conducted (the “Intel Company Permits”), all Intel Company Permits are in full force and effect, and no suspension or cancellation of any of the Intel Company Permits is pending or, to the Knowledge of the Company, threatened. Except as would not be material to the Intel Companies, taken as a whole, all required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. None of the Intel Companies is in material default or violation of or under any Intel Company Permit.
          (b) Each of the Intel Companies is and at all times during the period covered by the statute of limitations applicable to each such Law, has been in compliance, in all material respects, with all Laws applicable to it and any Judgments to which it is subject. Since January 1, 2008, none of the Company, Operating Company or any of the Intel Companies has received written notice or allegation of any material violation of or material noncompliance with any Law or Judgment on the part of the Intel Companies or involving the Intel Business, or directing any of the Intel Companies (or the Company or any of its Subsidiaries in respect of the Intel Business or the Intel Companies) to take any material remedial action with respect to any Law or Judgment or otherwise, and no material deficiencies of the Transferred Companies have been asserted to any of the Intel Companies (or the Company or any of its Subsidiaries) in writing by any Governmental Entity. Since January 1, 2008, none of the Company, Operating Company or the Intel Companies has conducted any internal investigation with respect to any actual or alleged material violation of any Law or Judgment by any of the Intel Companies or any of their officers, directors or employees.
          (c) Each of the Intel Companies is, and at all times during the period covered by the statute of limitations applicable to each such Law, has been, in compliance in all material respects with all applicable statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations and associated executive orders, and the Laws Implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, and any successors or replacements thereof, the “Export Control Laws”). None of the Intel Companies has received any written communication that alleges that it is not, or may not be, in material compliance with, or has, or may have, any material Liability under, the Export Control Laws.
          (d) Each of the Intel Companies and, to the Knowledge of the Company, each of their respective current and former agents, representatives, distributors, advisers, contractors and consultants (in each case, acting in their capacity as such on behalf of the Intel Companies) are and, at all times during the period covered by the statute of limitations applicable to each such Law, have been in compliance, in all material respects, with all applicable legal requirements under (i) the Foreign Corrupt Practices Act and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the applicable Intel Company is operating (collectively, the “Anti-Bribery Laws”), (iii) the Contract Disputes Act, (iv) the False Claims Act, 31 U.S.C. §§ 3729-3731; (v) the Procurement Integrity Act and (vi) all Federal criminal laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the U.S. Code. None of the Intel Companies has received any written communication that alleges that it or any of its directors, officers, agents, representatives, distributors, advisers, contractors or consultants or employees (in each case, acting in their capacity as such on behalf of any of the Intel Companies) is, or may be, in material violation of, or has, or may have, any material Liability under, the Anti-Bribery Laws.
          Section 4.11 Taxes.
               (a) All material Tax Returns of or with respect to the Transferred Companies or the Purchased Assets (or income attributable thereto) that were required to be filed by the Company or its Affiliates on or before the Closing Date have been timely filed (in each case, taking due account of lawful extensions validly obtained) and, to the extent such Tax Returns relate to the Transferred Companies or the Purchased Assets, all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and payable (whether or not shown to be due on such Tax Returns) by or with respect to the Transferred Companies or the Purchased Assets have been timely paid in full. For purposes of the preceding sentence,

“Taxes” shall include all items listed in the definition thereof as well as any Liability in respect of any of the foregoing payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof) or any similar provision under Law or otherwise. Other than income Tax Returns with respect to the taxable period ending December 31, 2009, neither the Company nor any of its Affiliates currently is the beneficiary of any extension of time within which to file any Tax Return of or applicable to the Transferred Companies or the Purchased Assets. None of the Transferred Companies (i) applied for a ruling with respect to Taxes, (ii) entered into a “closing agreement” with respect to Taxes with any Governmental Entity, or (iii) executed any powers of attorney with respect to Tax matters which currently remain in effect.
               (b) There are no Liens for Taxes (other than Permitted Liens) upon any of the Transferred Shares or the Purchased Assets.
               (c) No written notice of deficiency or assessment of a material amount of Taxes has been received from any Governmental Entity by or with respect to the Purchased Assets or the Transferred Companies.
               (d) There are no ongoing audits, disputes, claims, refund litigations, proposed adjustments, assessments or examinations of any Tax Returns or with respect to any material amount of Taxes relating to or attributable to the Purchased Assets or the Transferred Companies, and neither the Company nor any of its Affiliates have received any written notification of any audits, disputes, claims, refund litigations, proposed adjustments, assessments or examinations pending or proposed as they relate to the Transferred Companies or the Purchased Assets, and, to the Knowledge of the Company, none are threatened with respect thereto.
               (e) No consents or waivers have been granted to (i) extend the statutory period of limitations applicable to any Taxes of or with respect to the Purchased Assets or the Transferred Companies or (ii) extend the period of time with respect to the assessment of any Taxes of or with respect to the Purchased Assets or the Transferred Companies.
               (f) Neither the Company nor any of its Affiliates has received any written notice from any jurisdiction where the Company or its Affiliates do not currently file Tax Returns to the effect that such filings may be required by or with respect to the Purchased Assets or the Transferred Companies or that the Purchased Assets or the Transferred Companies may otherwise be subject to taxation by such jurisdiction.
               (g) All material amounts in respect of Taxes required to be withheld, paid or collected by any Transferred Company, or by the Company or its Affiliates with respect to Persons performing services for any Transferred Company, have been duly withheld and collected and have been paid to the appropriate Governmental Entity. The Transferred Companies, and the Company or its Affiliates with respect to Persons performing services for any Transferred Company, have complied with all information reporting and withholding requirements, in connection with any material amount paid or owing to any employee, independent contractor, or other third party.

               (h) For United States federal income Tax purposes under Section 301.7701-3 of the Treasury Regulations and, where applicable, for state and local purposes: (i) McClendon is classified as an entity disregarded from its owner and (ii) each of SpecTal and ACI is classified as a corporation and is a member of the Company Affiliated Group.
               (i) None of the Transferred Companies is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes. None of the Transferred Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or other similar group for state, local or non-United States Tax purposes (other than a group the common parent of which was the Company or the Operating Company) or (B) has any Liability for the Taxes of any person (other than the Company and its Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract, or otherwise.
               (j) Neither the Company nor any of its Affiliates is or has ever entered into or been a party, with respect to the Transferred Companies or the Purchased Assets, to (i) any “reportable transaction,” as defined in Section 1.6011-4(b) of the Treasury Regulations or (ii) a tax shelter within the meaning of Code Section 6662(d). No Tax Return filed by the Company or any of its Affiliates contained or was required to contain a disclosure statement with respect to the Company under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign Law.
               (k) None of the Transferred Companies has been the “distributing corporation” (within the meaning of Code Section 355(a)(1)) or the “controlled corporation” (within the meaning of Code Section 355(a)(1)) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with this Agreement and the transactions contemplated hereby.
               (l) No Transferred Company will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) adjustment pursuant to Code Section 481(c) by reason of any voluntary or involuntary change in method of accounting for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing.
               (m) No Transferred Company has a permanent establishment or branch outside the United States or conducts business outside the United States in such a way that it is deemed to have a permanent establishment or a foreign branch, as that term is defined in Temporary Treasury Regulations Section 1.367(a)-6T(g)(1). No Transferred Company has ever participated in or cooperated with an international boycott within the meaning of Code Section 999 or has been requested to do so in connection with any transaction or proposed transaction.

               (n) None of the Transferred Shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83.
     Section 4.12 Intellectual Property.
          (a) Section 4.12(a) of the Company Disclosure Schedule sets forth, with respect to each Intel Company, an accurate and complete list in all material respects, as of the date of this Agreement, of all registered and pending applications for Patents, Trademarks and Copyrights included in the Intel Company Intellectual Property Rights.
          (b) None of the Intel Companies, in the ordinary course of business, licenses Intellectual Property to third Persons.
          (c) To the Knowledge of the Company, the Intel Companies own or have a right to use all Intellectual Property used in the conduct of the Intel Business as currently conducted, free and clear of all Liens (except Permitted Liens and excluding license grants and contractual restrictions other than rights of first refusal and options to purchase), except where the failure to so own or have a right would not have a material impact on the Intel Business or Transferred Companies taken as a whole.
          (d) To the Knowledge of the Company, the conduct of the business of the Intel Companies as conducted since January 1, 2005 and the Intel Company Intellectual Property Rights do not infringe on, misappropriate or otherwise violate any Intellectual Property of any other Person in any material respect. Since January 1, 2008, no material Proceedings are or have been pending or, to the Knowledge of the Company, threatened in writing alleging that any of the Intel Companies is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intel Company Intellectual Property Rights in any material respect.
          (e) The Intel Companies take commercially reasonable steps to protect the confidentiality of Trade Secrets owned or held by the Intel Companies, except where the failure to do so would not be material to the Intel Business taken as a whole.
     Section 4.13 Real Property; Tangible Personal Property.
          (a) Section 4.13(a) of the Company Disclosure Schedule sets forth each lease (the “Intel Leases”) that is material to the Intel Business, taken as a whole, pursuant to which any of the Intel Companies occupies or uses any Real Property. The Transferred Companies have valid leasehold interests in their respective Intel Leases, except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business.
          (b) The Intel Companies are, in all material respects, in compliance with the terms of all Intel Leases (subject to any applicable grace periods under such leases) to which each is a party, (ii) to the Knowledge of the Company, each other party to an Intel Lease is, in all material respects, in compliance with the terms of such Intel Lease (subject to applicable grace periods under such leases) and (iii) all Intel Leases are in full force and effect.

          (c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedule (i) the consummation of the transactions contemplated by this Agreement does not require the consent of any other party to such Intel Lease and will not result in a breach of or default under such Intel Lease; (ii) the Intel Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.
          (d) None of the Intel Companies owns any Real Property.
          (e) The Transferred Companies have good and valid title to, or in the case of property held under lease, a valid leasehold interest in, all tangible assets and tangible properties used or held for use by the Transferred Companies, free and clear of all Liens other than Permitted Liens.
          (f) All Tangible Property that is material to the Transferred Companies, taken as a whole, is in good operating condition and repair for the operation of the businesses of the Transferred Companies in the ordinary course of business consistent with past practice in all material respects, ordinary wear and tear and aging excepted.
     Section 4.14 Labor Matters.
          (a) There are no collective bargaining or other labor union agreements to which any of the Intel Companies are a party or by which the Intel Companies are bound. As of the date of this Agreement, none of the employees of the Intel Companies are represented by any union with respect to their employment by such Intel Company.
          (b) Since January 1, 2008, none of the Intel Companies has to the Knowledge of the Company experienced any material labor disputes or strikes, work stoppages, slowdowns or lockouts. From January 1, 2008 through the date of this Agreement, none of the Intel Companies has experienced any union organization attempts. No strike, work stoppage, slowdown or lockout against any of the Intel Companies is, to the Knowledge of the Company, threatened.
          (c) Each of the Intel Companies has complied with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws relating to wages, hours, equal opportunity, collective bargaining, classification of employees, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, the withholding and payment of social security and other Taxes, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Fair Labor Standards Act, and occupational safety and health requirements, except for any non-compliance which would not be reasonably likely to be material to the Intel Business or the Intel Companies, taken as a whole. There are no pending or, to the Knowledge of the Company, threatened charges (by employees, their representatives or Governmental Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by any of the Intel Companies, which, if adversely determined, would be material to the Intel Business or the Intel Companies, taken as a whole. To the Knowledge of the Company, as of the date of this

Agreement, no investigation of the employment policies or practices of any of the Intel Companies by any Governmental Entity is pending or threatened in writing.
          (d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2008, there has been no charge of discrimination relating to any Intel Company filed with the Equal Employment Opportunity Commission or similar Governmental Entity, nor to the Knowledge of the Company has any such charge been threatened (by employees, their representatives or any Governmental Entity).
          (e) To the Knowledge of the Company, as of the date of this Agreement, no employee of any of the Intel Companies is in material violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any of the Intel Companies because of the nature of the business conducted or presently proposed to be conducted by the Intel Companies.
          (f) Within the past three (3) years, the Company has not implemented any plant closing or layoff of Intel Business employees that would trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”).
     Section 4.15 Contracts.
          (a) Section 4.15 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each Intel Company Material Contract. For purposes of this Agreement, “Intel Company Material Contract” means any Contract to which any of the Intel Companies is a party that:
          (i) concerns the establishment or operation of any sharing of profits, losses, costs or liabilities of any Intel Companies with another Person or the establishment of a teaming arrangement (excluding teaming agreements that have terminated or been superseded by an award of a Government Contract), including any strategic alliance, joint venture or partnership agreements;
          (ii) is a loan, guarantee of Indebtedness or credit agreement, note, security agreement, mortgage, indenture or other binding commitment (other than those between the Intel Companies) related to Indebtedness or that creates any Liens on assets of any of the Intel Companies;
          (iii) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after January 1, 2007;
          (iv) involves the future acquisition or sale of any assets involving $500,000 individually (or in the aggregate, in the case of any related series of Contracts);
          (v) involves future aggregate payments from any of the Intel Companies in any one year of more than $2,500,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

          (vi) involves total estimated contract revenues to an Intel Company in excess of $5 million over the entire duration of such contract (including option years), based on the specifications contained in such contract;
          (vii) is a Contract with a subcontractor or supplier to any Intel Company that involves payments by an Intel Company in excess of $500,000 per year;
          (viii) includes covenants prohibiting or restricting any Intel Company from (a) engaging or competing in any line of business or materially restricting or prohibiting its ability to conduct business in any geographical location or (b) selling any products or services of or to any Person or in any geographic region;
          (ix) grants any of the Intel Companies any rights in third party Intellectual Property that is material to the Intel Business taken as a whole (in all cases excluding licenses for commercial off-the shelf shrinkwrap, clickwrap or similar commercially available software);
          (x) relates to the purchase or sale of Real Property;
          (xi) is a Government Contract for which (A) performance has not been completed or (B) final payment has not been received;
          (xii) is in writing and is an employment agreement or relates to or is for the benefit of sales representatives, distributors, dealers or agents; or
          (xiii) is a Contract under which the consequences of a default or termination would have a Business Material Adverse Effect.
          (b) (i) None of the Intel Companies is in material breach of or default under the terms of any Intel Company Material Contract, (ii) to the Knowledge of the Company, no other party to any Intel Company Material Contract is in material breach of or default under the terms of such Contract, and (iii) no event has occurred which with notice or lapse of time would constitute a material breach of or default on the part of any Intel Company under any Intel Company Material Contract. Each Intel Company Material Contract is a valid, legally binding and enforceable obligation of the applicable Intel Company and, to the Knowledge of the Company, the other parties thereto; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally, and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
     Section 4.16 Government Contracts.
          (a) True and correct lists, as of the date of this Agreement, of each Government Contract for which (i) performance has not been completed or (ii) final payment has not been received and each Bid is set forth in Section 4.16(a) of the Company Disclosure

Schedule; provided that certain Government Contracts are identified in a redacted manner as required to comply with applicable Laws.
          (b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) each of the Intel Companies has complied, in all material respects, with all terms and conditions of each of its Government Contracts and Bids as required; (ii) each of the Intel Companies has complied in all material respects with all requirements of the Truth in Negotiations Act and all other Laws applicable to any of its Government Contracts and Bids; (iii) all representations and certifications made by each of the Intel Companies with respect to each of its Government Contracts and Bids were complete and accurate as of their effective date and each of the Intel Companies has complied in all material respects with all such representations and certifications; (iv) no termination or default notice, cure notice or show cause notice has been issued and is currently in effect or is expected with respect to any of the Government Contracts or Bids (in each case, excluding after the date of this Agreement any notice of termination for convenience or without fault or otherwise without cause that arises from the announcement, consummation or existence of this Agreement or the transactions contemplated by this Agreement (and not from issues unrelated to this Agreement or the transactions contemplated by this Agreement)); (v) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified or indicated to any of the Intel Companies, either in writing, or to the Knowledge of the Company, orally that such Intel Company has breached or violated any Law, certification, representation, clause, provision or material requirement pertaining to any Government Contract or Bid; (vi) other than pursuant to Government Contract requirements for withholding of fees under reimbursement contracts and labor withholdings under time and materials/labor hour contracts, no amount of money due to any of the Intel Companies pertaining to any Government Contract or Bid has been withheld or set off nor has any claim been made to withhold or set off any amount of money, and each of the Intel Companies is entitled to all progress payments received with respect thereto; (vii) no stop work order has been issued with respect to any Government Contract or Bid; (viii) no material cost incurred by any of the Intel Companies pertaining to any Government Contract or Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Entity; and (ix) there have not been any written notices challenging, questioning or disallowing any material costs with respect to any Government Contract or Bid.
          (c) Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, (i) none of the Intel Companies nor, to the Knowledge of the Company, any of their respective directors, officers employees, consultants or agents, is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity; (ii) within the last five (5) years, none of the Intel Companies has received any notice of, there has not been, any audit or investigation of any of the Intel Companies, or to the Knowledge of the Company, any of their respective directors, officers, employees or representatives, in each case, with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to any Government Contract or Bid or any Laws related thereto, nor, to the Knowledge of the Company, is any such audit or investigation threatened; and (iii) during the last five (5) years, none of the Company nor any of the Intel Companies has conducted or initiated any internal investigation or made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or Bid or any Laws related thereto (including ITAR). To the Knowledge of the Company, none of the Intel Companies have had any irregularities, misstatements, noncompliance or omissions arising under or relating to any Government Contract or Bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or, to the filing of an action under the False Claims Act (31 U.S.C. §§ 3729-3733), or to the extent material, any other damage, penalty assessment, recoupment of payment or disallowance of cost.
          (d) Except as set forth on Section 4.16(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there are (i) no outstanding claims against any of the Intel Companies, by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Bid, and (ii) no material disputes between any Intel Company and any Governmental Entity under the Contract Disputes Act or any other federal statute or between any Intel Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any such Government Contract or Bid. Except as set forth on Section 4.16(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no existing facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.
          (e) None of the Company, nor any of the Intel Companies nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents of the Company or any of the Intel Companies is (or during the last five (5) years has been) (i) suspended or debarred from doing business with any Governmental Entity, (ii) subject to any debarment or suspension inquiry, or (iii) the subject of a finding of non-responsibility or ineligibility for government contracting. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of any of the Intel Companies with respect to any prior, current, or future Government Contract or Bid. During the last five (5) years, each of the Intel Companies has conducted its operations in compliance with the Laws pertaining to all Government Contracts and Bids.
          (f) The Company has submitted to the responsible U.S. Government contracting officers and applicable agencies all forward pricing indirect rates to be bid, billed and charged by any of the Intel Companies under Government Contracts for the years ended December 31, 2007, 2008 and 2009 and which rates cover any costs charged to Government Contracts that have not been completed prior to June 30, 2009. In addition, each of the Intel Companies has submitted to the responsible U.S. Government contracting officer and applicable agencies any required incurred cost submissions for the years ended December 31, 2007 through 2009.
          (g) To the Knowledge of the Company, none of the Company nor any of the Intel Companies is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is a reasonable basis to believe that such receipt or possession is unlawful or unauthorized.

          (h) None of the Intel Companies has submitted to any Governmental Entity any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a Government Contract or Bid.
          (i) None of the Intel Companies is in possession of any property, equipment, fixtures or software that (i) was in the possession of, or directly acquired by a Governmental Entity and (ii) was subsequently loaned, bailed or otherwise furnished to or held by any of the Intel Companies (or any subcontractors on behalf of the Intel Companies) by or on behalf of the United States or any foreign country as of the date of this Agreement.
          (j) To the Knowledge of the Company, each of the Intel Companies has, in connection with award or performance of any Government Contract to which the requirements of 48 C.F.R. 52.203-13 apply, timely disclosed to the proper U.S. government officials any credible evidence known to a principal (as that term is defined in FAR 2.101) of any of the Intel Companies of (i) violations of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the U.S. Code, (ii) violations of the civil False Claims Act, 31 U.S.C. §§ 3729-3731, and (iii) a significant overpayment on a Government Contract, other than overpayments resulting from contract financing payments as defined in FAR 32.001.
     Section 4.17 Intel Business Assets.
          (a) Except as set forth in Section 4.17 of the Company Disclosure Schedule, the assets owned, leased and licensed by the Transferred Companies do include, and assuming the consents or notices set forth on Section 4.3(b) and Section 4.13(c) of the Company Disclosure Schedule are obtained, as of Closing will include, all assets held and used by the Transferred Companies in the conduct of the Intel Business (other than the business of Patriot) in substantially the manner as it is currently conducted by the Transferred Companies.
          (b) There are no Intel Guaranties, Identity Guaranties, Intel Misallocated Contracts or Identity Misallocated Contracts.
          (c) There is no material Proceeding pending or, to the Knowledge of the Company, threatened, against any Transferred Company primarily relating to the Identity Business or against any Identity Company primarily relating to the Transferred Company Business. To the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would result in a material Liability of any Transferred Company primarily relating to the Identity Business.
     Section 4.18 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than (i) Goldman, Sachs & Co. and (ii) Stone Key, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 4.19 Title to Transferred Shares. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, Purchaser, at the Closing, shall be vested with good and valid title in and to the Transferred Shares, free and clear of all Liens, except restrictions on transfer which arise under applicable securities Laws or Liens created by Purchaser.
     Section 4.20 Affiliate Transactions; Intercompany Arrangements. Except as set forth on Section 4.20 of the Company Disclosure Schedule or as contemplated by this Agreement, none of the Company or any of its Subsidiaries (other than the Intel Companies), or any officer, director, employee, stockholder or Affiliate (other than the Intel Companies) of the Company or its Subsidiaries (other than the Intel Companies) (each such Person, a “Section 4.20 Affiliate”), (i) on the one hand, is presently, or within the past three (3) years has been, a party to any Contract, commitment, arrangement or transaction with any of the Intel Companies, on the other hand, or (each an “Affiliate Agreement”); (ii) has any accounts receivable or rights to performance or other satisfaction (whether or not yet accrued) in respect of any Liability of the Intel Companies, or (iii) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is owned or used by any of the Intel Companies. As of the Closing, there shall be no outstanding receivables or outstanding or unsatisfied Liabilities of any kind (including inter-company accounts, notes, guarantees, loans or advances) between any of the Intel Companies, on one hand, and any Section 4.20 Affiliate, on the other hand; and any and all Affiliate Agreements and all rights and obligations of the Company and its Affiliates (including the Intel Companies) thereunder will have terminated.
     Section 4.21 Environmental Matters. Except as set forth on Section 4.21 of the Company Disclosure Schedule and as would not be material to the Intel Business or Intel Companies, taken as a whole: (a) the Intel Companies are, and since January 1, 2007 have been, in compliance with all applicable Environmental Laws and have no Liabilities thereunder, (b) the Intel Companies have obtained or caused to be obtained any and all Permits necessary to comply with all applicable Environmental Laws, and the Intel Companies are in material compliance with the terms and conditions of any such Permits, (c) the Intel Companies have not received any written notices of any Proceedings asserting any Liability against or violation by any Intel Company pursuant to any Environmental Law, and to the Knowledge of the Company, no such Proceeding is threatened, and (d) no Intel Company conducts, or has conducted in the past, any Hazardous Substance Activity.
     Section 4.22 Insurance. Section 4.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the material insurance policies maintained by the Intel Companies, or by the Company on behalf of the Intel Companies or the Intel Business (the “Insurance Policies”) and all insurance loss runs or worker’s compensation claims received by the Intel Companies for the past two (2) policy years. The Company and each of its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party and the premiums due thereon have been paid in full. No insurer under any Insurance Policy has provided notice to the Company or any of its Subsidiaries that it has cancelled or generally disclaimed Liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy. There is no claim by the Company (or any of its Subsidiaries) pending under any of such Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or bonds or in respect of which such underwriters have reserved their rights.

     Section 4.23 SEC Filings.
               (a) With respect to all matters specifically relating to any of the Intel Companies, the Company SEC Reports did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Transferred Companies is required to file or furnish any reports or other documents with the SEC.
               (b) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated under the Exchange Act); such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
               (c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, and such system is designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP.
     Section 4.24 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, Operating Company, the Intel Companies or the Intel Business, or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Purchaser in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Company as follows:
     Section 5.1 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Purchaser Material Adverse Effect. Purchaser is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Purchaser Material Adverse Effect.
     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Purchaser has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by Purchaser (including by its Board of Directors), and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
     Section 5.3 Consents and Approvals; No Violations.
          (a) The execution and delivery by Purchaser of this Agreement does not and the consummation of the transactions contemplated hereby by Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) Purchaser or (B) any Subsidiary of Purchaser, (ii) assuming the Governmental Authorizations, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Governmental Authorization has been satisfied, conflict with or violate any Law applicable to Purchaser or any Subsidiary of Purchaser or by which any properties or assets of Purchaser or its Subsidiaries is bound or affected, (iii) violate or conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of Purchaser or its Subsidiaries, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Purchaser Material Adverse Effect.

          (b) No Governmental Authorization, or registration, declaration or filing with or notice to any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) such filings as may be required in connection with the Taxes described in Section 6.9(f), (iii) such other items required solely by reason of the participation of the Company (as opposed to any other third-party) in the transactions contemplated hereby, (iv) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) Exon-Florio and (C) the NISPOM, (v) such filings as may be required in connection with FAR, the Defense Federal Acquisition Regulation Supplement, and U.S. Export Laws and Regulations and approval of the Defense Security Service of a plan to enter into an agreement to mitigate FOCI, and (vi) such other Governmental Authorizations, the failure of which to be obtained or made would not have a Purchaser Material Adverse Effect.
     Section 5.4 Sufficient Funds. Purchaser has, and as of the Closing shall have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Purchaser’s obligations under this Agreement, including payment of the Purchase Price and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Purchaser or its Subsidiaries in connection therewith. Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.
     Section 5.5 Investigation by Purchaser. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets for the Intel Companies or the Intel Business or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Intel Companies or the Intel Business made available to Purchaser or its Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.
     Section 5.6 Litigation. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that would have or reasonably would be expected to have a Purchaser Material Adverse Effect, nor is there any Judgment of any Governmental Entity outstanding against, or, to the Knowledge of Purchaser, investigation by any Governmental Entity involving, Purchaser or any of its Subsidiaries that would reasonably be expected to have a Purchaser Material Adverse Effect.

     Section 5.7 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries.
     Section 5.8 Acquisition of Transferred Shares for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Transferred Shares. Purchaser is acquiring the Transferred Shares for investment and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. Purchaser hereby acknowledges and agrees that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable.
ARTICLE VI
COVENANTS
     Section 6.1 Interim Operations of the Transferred Companies. The Company covenants and agrees that, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Intel Business (excluding the business of Patriot but including business dealings between Patriot and the Transferred Companies) shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and, to the extent consistent therewith, the Company shall, and shall cause the Transferred Companies to, use their respective commercially reasonable efforts to preserve substantially intact the Transferred Companies’ business organization and the Purchased Assets and to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or the Transferred Companies with respect to matters specifically addressed by any of the following provisions of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. The Company agrees that, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as may be required by Law, (2) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be contemplated by this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, to the extent relating to the Intel Business (excluding the business of Patriot but including business dealings between Patriot and the Transferred Companies), and shall not permit any of the Transferred Companies to:
          (a) amend or otherwise change, in any material respect, the organizational documents of any Transferred Company;

          (b) issue, sell, pledge, dispose or encumber any shares of capital stock, membership interests or other equity interests of any Transferred Company, or any options, warrants, convertible securities or other rights to acquire any shares of capital stock, membership interests or other equity interests of any Transferred Company;
          (c) declare, authorize, make or pay any dividend or other distribution with respect to the capital stock, membership interests or equity interests of any Transferred Company, except cash dividends and distributions to the Company or Operating Company, directly or indirectly redeem, purchase or repurchase any shares of capital stock, membership interests or equity interests of the Transferred Companies or other securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock, membership interests or equity interests in any of the Transferred Companies or any rights, warrants or options to acquire any such shares of capital stock, membership interests or equity interests;
          (d) (i) amend in a material respect any Contract with any of the officers, directors, employees, or consultants of any Transferred Company, including any Contract relating to employment, compensation, benefits, termination, retention, or severance; (ii) increase the compensation or other benefits payable or to become payable to directors, officers, employees or consultants of any Transferred Company except in the ordinary course of business consistent with past practice in all material respects (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (iii) enter into any employment agreement with any employee of any Transferred Company, except, in each case, as required pursuant to Contracts, Benefit Arrangements or Employee Plans in effect as of the date hereof, or as otherwise required by Law, (iv) adopt, enter into, terminate or amend any existing Employee Plan or Benefit Arrangement for the current or future benefit or welfare of any officer, director, current or former employee of the Transferred Companies in a way that would materially increase benefits payable thereunder to any employee of any Transferred Company except, in each case, as required pursuant to Contracts or Employee Plans in effect as of the date hereof, or as otherwise required by Law or (v) loan or advance any money or property to any employee of the Transferred Companies other than travel advances and other customary advances in the ordinary course of business consistent with past practice;
          (e) (i) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation, or adopt a plan of complete or partial liquidation or dissolution or (ii) acquire, including by merger, consolidation, or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;
          (f) incur any Indebtedness or guarantee any Indebtedness for any Person (other than a Transferred Company), except for Indebtedness that will be repaid or discharged in full prior to the Closing;
          (g) except as permitted by Section 6.1(d)(v), make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than another Transferred Company) other than the extension of trade credit to customers and suppliers, in each case, in the ordinary course of business consistent with past practice and other than ordinary course investments;

          (h) enter into, modify or amend in any material respect, or terminate or waive any material rights under, any Intel Company Material Contract, other than in the ordinary course of business;
          (i) make any material change to its methods of accounting (other than Tax accounting, which is addressed in Section 6.1(j)) in effect at June 30, 2010, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Intel Companies’ financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Intel Financial Statements or Company SEC Reports;
          (j) with respect to or as relates to any of the Transferred Companies or the Purchased Assets, adopt or change any material Tax accounting principle, period, method or practice, make or change any material Tax election, file any amended Tax Return, settle any Tax claim or assessment with respect to items on a Separate Tax Return, settle any material Tax claim or assessment with respect to items on any other Tax Return, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;
          (k) sell, lease, license, transfer, abandon, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of the properties or assets of the Transferred Companies, other than (i) transactions among any of the Transferred Companies, (ii) in the ordinary course of business consistent with past practice in all material respects, (iii) pursuant to Contracts as in effect as of the date of this Agreement or (iv) as may be required by applicable Law;
          (l) enter into, modify or amend in any material respect, or terminate or waive any material rights under, any Intel Lease other than in the ordinary course of business;
          (m) make any capital expenditures having an aggregate value in excess of $1 million;
          (n) waive, release, assign, settle or compromise any Proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate;
          (o) enter into any collective bargaining agreement or implement any employee layoffs that would trigger notice requirements under the WARN Act;
          (p) (i) enter into any Contract under which any Transferred Company or the Company, on behalf of any Transferred Company, would sell or agree to sell, license or otherwise furnish any products or services to any foreign national in the United States or abroad or to any Person for delivery or performance outside of the United States or (ii) direct or take any affirmative action to authorize any sales agent, sales representative, sales consultant or distributor to market, demonstrate or take any actions related to the sale, license or provision of any products or services of any Transferred Company to any foreign national in the United States or abroad or to any Person for delivery or performance outside of the United States;

          (q) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing; or
          (r) knowingly or intentionally take, or agree to take, any action that would prevent the satisfaction of any condition to Closing set forth in Article VII.
From the date hereof until the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms, no later than fifteen (15) days after the end of each calendar month (and, in any event, three (3) Business Days prior to the Closing), the Chief Financial Officer of the Company shall meet with representatives of Purchaser for the purpose of providing Purchaser with such information as may reasonably be requested by Purchaser ( in any event, subject to the last sentence of Section 6.3(a)) with respect the Company’s compliance with its obligations under this Section 6.1.
     Section 6.2 Notification of Certain Matters.
          (a) The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.
          (b) Each of the Company and Purchaser shall give reasonably prompt notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure causes or is reasonably likely to cause any of the representations or warranties of the Company set forth in Article IV to be untrue or inaccurate in any material respect, or, individually or in the aggregate, results in or is reasonably likely to result in, a Business Material Adverse Effect, and (ii) any material failure of any party to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Date, in each case, to the extent the Company or Purchaser becomes aware of any such matter; provided, however, any breach of this Section 6.2(b) (unless willful and material) shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article VII or give rise to a right of termination under Article VIII. No notice delivered pursuant to this Section 6.2(b) shall be deemed by itself to (x) modify any representation, warranty or covenant set forth herein or in the Company Disclosure Schedule, (y) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to Purchaser or the Company, as applicable.
     Section 6.3 Access to Information.
          (a) From the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of the Intel Companies to, afford to Purchaser, and to Purchaser’s directors, officers, employees, accountants, counsel, financial advisors, financing sources and other representatives

(the foregoing, with respect to any Person, its “Representatives”), reasonable access during normal business hours and upon reasonable prior notice from Purchaser to their respective properties, books and records and other information as Purchaser may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Intel Companies. All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement, and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder. No information or knowledge obtained in any investigation or examination pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause the Intel Companies to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) otherwise violate any applicable Laws, (iii) result in a competitor of the Company or any of its Subsidiaries (other than Purchaser, to the extent permitted by applicable Law) receiving material information which is competitively sensitive or (iv) breach any agreement of the Company or any of its Subsidiaries with any third-party.
          (b) For a period of seven (7) years after the Closing Date, the Company and Purchaser shall (i) provide the other and its professional advisors with reasonable access during normal business hours and upon reasonable prior notice to all the books and records relating to the operation of the Transferred Companies or Intel Business to the extent in the possession of or under the control of the Company or Purchaser, as the case may be, before the Closing Date if reasonably required in connection with any litigation, any Tax audit, the preparation of any Tax Returns or the preparation of any financial statements that include the financial results of all or part of the Transferred Companies or Intel Business for any period prior to the Closing and (ii) cooperate with and assist the other and its professional advisors in connection with the preparation of any audited financial statements that include the financial results of all or part of the Transferred Companies or Intel Business for any period prior to the Closing.
     Section 6.4 Employees; Employee Benefits.
               (a) Following the execution of this Agreement, the Company shall provide Purchaser reasonable access to, and facilitate meetings with, the employees of the Transferred Companies for the purposes of making announcements concerning, and preparing for the consummation of, the transactions that are the subject of this Agreement.
          (b) Continuation of Employee Benefits.
          (i) For not less than twelve (12) months following the Closing, Purchaser and its Affiliates (including the Transferred Companies) shall pay to employees of the Transferred Companies base salary or wages that are, on an individual by individual basis, no less favorable than those provided as of immediately prior to the Closing, to the extent he/she continues his or her employment with Purchaser and its Affiliates (including the Transferred Companies). Except in the case of any “Intel Incentive Plan” as defined in Section 6.4(b)(iv), Purchaser covenants and agrees that, for not less than 12 months following the Closing, it will provide each current employee of the Transferred Companies, to the extent he/she continues his or her employment with any of the Transferred Companies or any Affiliate thereof from and after the Closing Date, with employee benefits, whether provided under the Employee Plans or Benefit Arrangements or otherwise, which in the aggregate are substantially comparable to those received by such employee immediately prior to the Closing, provided that nothing herein will (A) prevent the amendment or termination at any time of any specific plan or arrangement of Purchaser, (B) require that Purchaser provide or permit investment in the securities of Purchaser or any of the Transferred Companies (or securities exchangeable or exercisable or convertible therein) or (C) interfere with Purchaser’s right or obligation to make such changes as are necessary to comply with applicable Law. The plans and arrangements of Purchaser shall recognize the service of each current employee of any of the Transferred Companies that is recognized under Employee Plans or Benefit Arrangements for purposes of participation and vesting under the plans and arrangements of Purchaser. The Company shall provide such cooperation and assistance, including cooperation and assistance following the execution of this Agreement, as is necessary for Purchaser to provide the employee benefits described above.
          (ii) Notwithstanding the generality of Section 6.4(b)(i), for not less than twelve (12) months following the Closing, Purchaser and its Affiliates (including the Transferred Companies) shall provide to employees of the Transferred Companies (other than those employees whose severance pay and benefits shall be governed by the Intel Companies Special Employee Plan) severance pay and benefits that are no less favorable than the greater of (A) those provided by the Transferred Companies as of the date hereof and (B) those provided by Purchaser and its Affiliates to their similarly situated employees.
          (iii) In the case of any Intel Incentive Plan, the Purchaser covenants and agrees that, effective for the period from January 1, 2011 through December 31, 2011, it will establish, or will cause the Transferred Companies to establish, an Incentive Payment Program that will provide employees of the Transferred Companies who continue their employment with the Transferred Companies after December 31, 2010, with cash payments that are substantially comparable in the aggregate to the payments that would have been earned and owing under the Intel Incentive Plans; provided, however, that (A) comparability of such payments shall exclude any consideration of any commission program or stock or equity investment plans maintained by or for the Transferred Companies or the Company prior to Closing; (B) nothing herein shall require Purchaser or the Transferred Companies to establish or maintain any commission program or any plan providing for the investment in stock or equities of the Purchaser or the Transferred Companies, or any Affiliate thereof; and (C) such Incentive Payment Program shall be established with reference to the targeted financial performance of the Transferred Companies set forth in Section 6.4(b) of the Company Disclosure Schedule following consultation with senior management employees of the Transferred Companies.
          (iv) For the purposes of this Section 6.4(b), the term “Intel Incentive Plan” means any Employee Plan or Benefit Arrangement that provides for (A) bonus payments; (B) payments based on commissions; (C) payments based on the performance of the employee, the employee’s employer, or any or all of the Transferred Companies; (D) investments by or grants to employees of any stock or equities of the Transferred Companies or their Affiliates; or (E) any similar payments, investments or incentives.
          (v) To the extent not paid by the Company or the Transferred Companies prior to Closing in accordance with such plan, Purchaser shall cause the Transferred Companies to pay management incentive bonuses in respect of the 2010 year (the “2010 Bonuses”) at the time in February 2011 such bonuses would ordinarily be paid to the employees of the Transferred Companies, in accordance with the terms and conditions of the Management Incentive Bonus Plan for the 2010 year, as in effect on the date hereof (and the Company shall have a reasonable opportunity to review such payments prior to the payment date). Purchaser’s obligations pursuant to the preceding sentence shall be limited to the amount accrued in respect of the 2010 Bonuses as of December 31, 2010. Prior to the Closing, the Company shall, and following the Closing through December 31, 2010, Purchaser shall, make accruals with respect to the 2010 Bonuses in the ordinary course and consistent with past practice.
          (c) Notwithstanding the foregoing, no provision of this Agreement shall (i) create any right in any employee to continued employment by Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof, or preclude the ability of Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof to terminate the employment of any employee for any reason or (ii) require Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof to continue any Employee Plan or prevent the amendment, modification, or termination thereof in accordance with plan terms after the Closing Date.
          (d) This Section 6.4 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.4, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.4 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Purchaser, the Company, the Transferred Companies or any respective Subsidiary thereof.
          (e) The Company shall provide such cooperation and assistance, including cooperation and assistance following the execution of this Agreement, as reasonably requested by Purchaser for purposes of providing the employee benefits described in this Section 6.4.
          (f) At least thirty (30) days before the Closing Date, the Company shall provide its workpapers and analysis regarding whether any Contract, agreement, plan or arrangement covering or with respect to any employee, director or stockholder of any Transferred Company could, individually or collectively, give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.
          (g) During the period from the date hereof through the Closing, the Company shall pay and discharge, or shall cause the Transferred Companies to pay and discharge (on a basis consistent with past practice), all contributions and payments under each Employee Plan and Benefit Arrangement, in all events, not later than the date each such contribution and payment is required to be paid by the terms of the applicable Employee Plan, Benefit Arrangement or Law.
     Section 6.5 Publicity. Neither the Company nor Purchaser (nor any of their respective Affiliates) shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (which consent shall not be unreasonably withheld or delayed) (and none of Purchaser or its Affiliates shall issue or make any other press release or other public announcement with respect to the Merger Agreement or the transactions contemplated thereby without the prior agreement of the Company), except as otherwise provided by this Agreement or as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements.
     Section 6.6 Directors’ and Officers’ Indemnification.
          (a) Purchaser agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers, managers or employees (“D&O Indemnified Parties”), as the case may be, of the Intel Companies as provided in their respective organizational documents or in any Contract shall survive the Closing and shall continue in full force and effect. Purchaser shall (and Purchaser shall cause the Intel Companies to) indemnify, defend and hold harmless, and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent that the Company and the Intel Companies would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or the Intel Companies as in effect on the date of this Agreement. Purchaser shall cause the certificate of incorporation, bylaws or other organizational documents of the Intel Companies not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties under this Section 6.6.
          (b) Without limiting the provisions of Section 6.6(a), during the period ending on the sixth (6th) anniversary of the Closing, to the fullest extent that the Intel Companies would be permitted by applicable Law to do so, Purchaser shall (and shall cause the Intel Companies to): (i) indemnify and hold harmless each D&O Indemnified Party against and from any Losses in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent such Proceeding arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such D&O Indemnified Party’s capacity as a director, officer, manager or employee of the Intel Companies prior to the Closing; or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such Proceeding the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified; provided, however, that neither Purchaser nor the Intel Companies shall be liable for any settlement effected without either Purchaser’s or the Intel Companies’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Purchaser nor the Intel Companies shall (and Purchaser shall cause the Intel Companies not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any such Proceeding against a D&O Indemnified Party, unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Party from all Liability arising out of such Proceeding.
          (c) On or prior to the date that is the earlier of (i) the Merger Date and (ii) the expiration of coverage under the Company’s applicable directors’ and officers’ insurance and indemnification policies (after giving effect to the renewal of such policies as contemplated by Section 6.1 of the Company Disclosure Schedule), the Company shall provide or cause a Subsidiary of the Company (other than the Intel Companies) to provide, for a period of not less than six (6) years after the Closing, the D&O Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policies with insurance and indemnification policies, or “tail policies,” in each case, that provide coverage for events occurring at or prior to the Closing (the “D&O Insurance”) that is no less favorable than the existing policies of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount. Any indemnification and other payments by Purchaser under this Section 6.6 to or for any D&O Indemnified Party for Losses shall be paid net of (i) any insurance proceeds actually recovered by such D&O Indemnified Party with respect to any Losses so indemnified and (ii) any indemnity, contribution or other similar payment received by the D&O Indemnified Party from any third-party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third-party payment. In the event that an applicable insurance or other recovery is received by any D&O Indemnified Party with respect to any indemnification payment for which he or she has been indemnified under this Section 6.6, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to Purchaser by such D&O Indemnified Party.
          (d) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Purchaser shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6.
          (e) Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the Closing indefinitely and shall be binding on all successors and assigns of Purchaser, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives. In the event that Purchaser or the Intel Companies or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser or the Intel Companies shall succeed to the obligations set forth in this Section 6.6.
     Section 6.7 Appropriate Actions.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their applicable Subsidiaries to) use its respective commercially reasonable efforts promptly to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Purchaser or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions (“Filings”) (in each case, promptly after the date of this Agreement) which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated hereby, required under (A) the HSR Act and any other applicable antitrust laws (except as otherwise agreed by the parties, such Filings shall be made no later than ten (10) Business Days after the date of this Agreement) and (B) any other applicable Law; (iv) furnish all information reasonably required for any Filings to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) act in good faith and reasonably cooperate with the other party in connection with any Filings (including, to provide copies of all such Filings to outside counsel for the non-filing party and, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party); (vi) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement; (vii) provide the other party with prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such Filings; (viii) consult and cooperate with each other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings relating to or arising out of such Filings; (ix) obtain all necessary consents, approvals or waivers under Contracts with third parties (provided that neither the Company nor Purchaser shall be required to make any payments to any such third parties or concede anything of value to obtain such consents, approvals or waivers); (x) avoid the entry of, or have vacated or terminated, any Judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby; and (xi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. Neither party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other party to this Agreement.

          (b) Except with respect to Section 6.17, notwithstanding Sections 6.7(a), 6.7(c) and 6.7(d) or any other provision of this Agreement, (i) nothing contained in this Agreement shall obligate or require Purchaser or its Affiliates to agree or otherwise be required to sell, divest, or otherwise dispose of, license, or hold separate or otherwise materially restrict the use or operation of all or any portion of Purchaser’s or the Intel Companies’ businesses, operations, assets or product lines (or any combination thereof) or (ii) in connection with resolving any concerns of Governmental Entities in connection with the actions addressed in Section 6.7(a) or 6.7(c), the Company shall not obligate itself, without Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion) to sell, divest, or otherwise dispose of, license, hold separate, or otherwise materially restrict the use or operation of all or any portion of the Transferred Companies’ businesses, operations, assets or product lines (or any combination thereof).
          (c) The Company and Purchaser agree that promptly after the execution of this Agreement, they will submit a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the transactions contemplated by this Agreement. The Company and Purchaser each agree promptly to provide to the other all requisite information in order for the parties to complete preparation and submission of the Joint Filing in accordance with this Section 6.7(c). Each of Purchaser and the Company will keep the other party generally apprised of developments with CFIUS and any interested U.S. Government agency with regard to the Joint Filing. Requests for supplemental information from any interested U.S. Government agency pertaining to the Company or any of the Transferred Companies in connection with the Joint Filing shall be coordinated in advance between Purchaser and the Company, provided that the Company shall promptly cooperate with Purchaser to ensure a timely response to such request in compliance with applicable regulations and, in any event, Company shall furnish to Purchaser within one (1) Business Day from receipt of the request all requested information pertaining to, accessible to, or within the control of, the Company. Each of Purchaser and the Company shall use its reasonable best efforts to secure favorable action by CFIUS with respect to the Joint Filing.
          (d) After the Closing Date, each of Purchaser and the Company shall use its reasonable efforts from time to time to execute and deliver at the reasonable request of the other party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.
          (e) At the Company’s request, from the date hereof until the closing of the transactions contemplated by the Merger Agreement, Purchaser shall negotiate in good faith with the Company and SecureMetrics, Inc., a California corporation and an Affiliate of the Company (“SecureMetrics”), in connection with the novation of the Contract set forth in Section 6.7(e) of the Company Disclosure Schedule (“Novation Contract”) from SecureMetrics to SpecTal, provided, however, that Purchaser’s obligations under this Section 6.7(e) shall be subject to (i) the Company and SecureMetrics providing Purchaser with such information and documentation in their possession (subject to Section 6.3) regarding the Novation Contract as it may reasonably request in order to conduct a customary due diligence investigation of the Novation Contract and its performance, and (ii) the results of such due diligence investigation by Purchaser being reasonably satisfactory to Purchaser. Purchaser shall have a period of 30 days beginning at such time as such information in respect of the Novation Contract has been provided to Purchaser to determine whether it shall accept the novation of the Novation Contract (it being understood that following such 30-day period, the Company shall be permitted to novate to any Person or take any other action in respect of the Novation Contract).
     Section 6.8 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company’s or the Intel Companies’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Intel Companies’ operations.
     Section 6.9 Tax Matters.
          (a) Section 338(h)(10) Election; Tax Treatment Matters.
          (i) The Company and Purchaser shall jointly complete and make elections under Section 338(h)(10) of the Code with respect to the purchase and sale of the stock of SpecTal and ACI on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, and shall jointly make comparable elections in the manner required under any analogous provisions of state or local Law concerning the transactions contemplated by this Agreement (any such election under the Code or other Law, a “338(h)(10) Election”). Purchaser shall, with the assistance and cooperation of the Company, prepare or cause to be prepared all such forms required for making any 338(h)(10) Election, including any attachments to IRS Form 8023 (and all forms under analogous provisions of state or local Law), in accordance with all applicable Laws, and Purchaser shall deliver such forms and related documents to the Company at least ninety (90) days prior to the due date for filing such forms. The Company shall return such forms to Purchaser at least seventy-five (75) days prior to the applicable due date.
          (ii) The parties shall treat the purchase of the McClendon Interests contemplated hereunder as a purchase by Purchaser of all of the assets and liabilities of McClendon for federal, state and local income Tax purposes unless otherwise required by applicable Law. The Company and Purchaser shall file, or cause to be filed, all Tax Returns in a manner consistent with such treatment, and shall take no position inconsistent with that characterization for federal, state or local income Tax purposes, including in any audit or judicial or administrative Proceeding.
          (iii) Solely for purposes of the 338(h)(10) Election and for U.S. federal income Tax purposes, this Agreement shall constitute the plan of complete liquidation of ACI and SpecTal for purposes of Section 332 of the Code.
          (b) Preparation of Tax Returns and Payment of Taxes.
          (i) Within one hundred twenty (120) days after the Closing, Purchaser shall provide to the Company a customary income Tax package, including any items relating to the Transferred Companies as the Company may reasonably request in writing, for the preparation of any Tax Returns described in clause (1) of this Section 6.9(b)(i). Following the delivery of the Tax package referred to in the previous sentence, upon written request from the Company, Purchaser shall provide, no later than fifteen (15) Business Days following such request, any additional information in connection with such Tax package that is reasonably requested by the Company for the preparation of any Tax Returns described in clause (1) of this Section 6.9(b)(i).
               (1) Other than Tax Returns in respect of Transfer Taxes, which are addressed in Section 6.9(f) below, the Company shall prepare or cause to be prepared and timely file or cause to be filed, at its own cost and in a manner consistent with past practice unless otherwise required by applicable Law, (a) all income Tax Returns required to be filed by the Company Affiliated Group or any Company State Group for all taxable periods in which the Transferred Companies, or the income or operations of the Transferred Companies, are required to be included, (b) to the extent the income or operations of SpecTal was not previously included in any Tax Return of the Operating Company, Company Affiliated Group or any Company State Group, all Separate Tax Returns of or with respect to SpecTal for periods ending on or before the Closing, and (c) all Separate Tax Returns of or with respect to the Transferred Companies other than SpecTal for periods ending on or before the Closing.
               (2) To the extent the Company reasonably determines necessary, the Company shall have the right, at its own cost, to amend the federal and state income Tax Returns filed by the Company Affiliated Group or any Company State Group for any year in which SpecTal has been a member of the Company Affiliated Group or any Company State Group to reflect SpecTal as a corporation and as a member of the affiliated group for income Tax purposes, and shall have the right, at its own cost, to file any separate entity Tax Returns for such years for SpecTal that should have been filed (such Tax Returns described in this clause (2), whether or not the Company amends such Tax Returns, “SpecTal Tax Returns”). To the extent the Company chooses to exercise its right under this Section 6.9(b)(i)(2) to amend or file any SpecTal Tax Returns, such SpecTal Tax Returns will be filed in accordance with applicable Law.
With respect to Tax Returns in this Section 6.9(b)(i), the Company shall deliver to Purchaser copies of the portions of such Tax Returns applicable solely to the Transferred Companies or, to the extent this is not reasonably practicable, a pro forma Tax Return relating solely to the Transferred Companies, in either case no later than forty (40) calendar days before filing of such Tax Returns. Purchaser shall provide its comments in writing (together with all supporting documents) at least twenty (20) calendar days prior to the due date for the filing of such Tax Returns, and the Company shall incorporate any reasonable comments provided by Purchaser. In the event of a dispute with respect to such Tax Returns the parties shall resolve such dispute in accordance with Section 6.9(b)(iii). The Company shall be liable for and shall timely pay or cause to be paid to the applicable Governmental Entities all Taxes shown to be due on any Tax Returns required to be filed or caused to be filed by the Company pursuant to this Section 6.9(b)(i). The Company shall within ten (10) Business Days after filing any such Tax Return provide copies to Purchaser of the relevant portion of any such Tax Return (to the extent applicable), in each case with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

          (ii) Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Transferred Companies or with respect to the Purchased Assets required to be filed after the Closing Date, other than Tax Returns described in Section 6.9(b)(i) above. Purchaser shall be liable for and shall timely pay or cause to be paid to the applicable Governmental Entity all Taxes shown to be due on any such Tax Returns. For the avoidance of doubt, Purchaser shall not be responsible for the preparation of any Tax Returns of or regarding Patriot.
          (iii) In the event of a dispute with respect to any Tax Return, Purchaser and the Company shall negotiate in good faith, for a period of no more than ten (10) days (or such shorter period as is practicable under the circumstances in order to permit timely filing of the applicable Tax Return), to resolve such dispute. In the event that Purchaser and the Company are unable to fully resolve such dispute within such period, they shall refer their remaining differences to the Independent Accounting Firm, and shall request that the Independent Accounting Firm resolve any such differences at least two (2) days prior to the due date for the filing (including extensions) of the applicable Tax Return, in order that such Tax Return may be timely filed. If the Independent Accounting Firm does not reach a determination with respect to such dispute at least two (2) days prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct, and the party not responsible for filing such Tax Return shall pay to the filing party its portion of the Taxes that are due on such Tax Return in accordance with Section 6.9(c). Following the Independent Accounting Firm’s determination, if needed, such party shall file an amended Tax Return, and the parties shall follow the Independent Accounting Firm’s resolution in determining each party’s liability in accordance with Section 6.9(c). Following the Independent Accounting Firm resolution, the parties shall make any required payments to one another for any excess of amounts previously paid prior to the due date of the original Tax Return.
          (c) Allocation of Taxes and Indemnification.
          (i) From and after the Closing Date, the Company shall be responsible for, and shall indemnify and hold Purchaser and its Affiliates harmless from and against, (1) notwithstanding anything contained in this Section 6.9(c) to the contrary, any cash Liability for Taxes (other than Transfer Taxes) attributable to any 338(h)(10) Election, and any cash Liability for Taxes arising from or attributable to any act, failure to act or omission by the Company (or its Affiliates, other than the Transferred Companies) that causes any such election to become invalid or causes such election not to be made, (2) all Transfer Taxes for which the Company is liable pursuant to Section 6.9(f), (3) all Taxes resulting or arising from the disposition of Patriot described in Section 6.17, (4) all Taxes payable by a Transferred Company pursuant to a Tax allocation, Tax sharing or other similar agreement between the Company or one of its Affiliates, on the one hand, and one of the Transferred Companies, on the other hand, and (5) any Liability for the Taxes of SpecTal resulting from the Company’s decision not to exercise its right to amend or file, as applicable, the SpecTal Tax Returns as provided in Section 6.9(b)(i)(2); provided, however, that the Company shall not be required to indemnify Purchaser for any such amount listed in clauses (1), (2), (3), (4) or (5) of this Section 6.9(c)(i) if Purchaser is required to indemnify Company for such amount pursuant to Section 6.9(c)(ii) below.
          (ii) From and after the Closing Date, Purchaser shall be responsible for, and shall indemnify and hold the Company and its Affiliates harmless from and against, (1) notwithstanding anything contained in this Section 6.9(c)(ii) to the contrary, any cash Liability for Taxes that the Company is required to pay (other than Transfer Taxes) for any taxable period arising from or attributable to any act, failure to act or omission by Purchaser (or any of its Affiliates) that causes any 338(h)(10) Election to become invalid or causes such election not to be made and (2) all Transfer Taxes for which Purchaser is liable pursuant to Section 6.9(f); provided, however, that notwithstanding anything to the contrary in this Section 6.9(c), including the proviso in Section 6.9(c)(i), Purchaser shall not be required to indemnify the Company for any such amount listed in clauses (1) or (2) of this Section 6.9(c)(ii) if the Company is required to indemnify Purchaser for such amount pursuant to Section 6.9(c)(i) above.
          (iii) For purposes of this Section 6.9(c) and the Tax Benefit definition, a party shall be deemed to have a cash Liability for Taxes if, but only if, such party is required to pay additional cash Tax for a taxable period after taking into account any available net operating losses and other Tax attributes. Each party shall return to the other party from time to time, as promptly as is reasonably practicable, any excess of the amounts previously paid by such other party under this Section 6.9(c) over the amounts for which such other party is properly responsible.
          (iv) Notwithstanding anything contained in this Agreement to the contrary, any indemnification payment pursuant to this Section 6.9(c) shall be net of any Tax Benefit available to the indemnified party resulting from such payment.
          (v) A party shall be entitled to any refund or credit of any Taxes of or with respect to the Transferred Companies or the Purchased Assets (1) to the extent such refund or credit is attributable to a taxable period for which such party is required to file a Tax Return pursuant to Section 6.9(b), or (2) for which such party would be required to indemnify the other party or its Affiliates pursuant to Section 6.9(c).
          (d) Tax Claims; Amended Returns.
          (i) The Company shall control and shall have the right to discharge, settle or otherwise dispose of any notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (“Tax Claims”) with respect to Taxes relating to any Tax Return required to be filed by or with respect to the Company Affiliated Group or any Company State Group; provided, however, that (A) Purchaser shall have the right to fully participate in any Tax Claim that could reasonably be expected to result in Purchaser being liable to indemnify the Company and its Affiliates under this Agreement, and (B) the Company shall not discharge, settle or otherwise dispose of any such Tax Claim listed in clause (A) of this Section 6.9(d)(i) without the prior written consent of Purchaser, which shall not to be unreasonably withheld, conditioned or delayed.

          (ii) Purchaser shall control and shall have the right to discharge, settle or otherwise dispose of all other Tax Claims with respect to the Transferred Companies; provided, however, that (A) the Company shall have the right to fully participate in any Tax Claim that could reasonably be expected to result in the Company being liable to indemnify Purchaser under this Agreement, and (B) Purchaser shall not discharge, settle or otherwise dispose of any such Tax Claim listed in clause (A) of this Section 6.9(d)(ii) without the prior written consent of the Company, which shall not to be unreasonably withheld, conditioned or delayed.
          (iii) Each party shall promptly notify the other party in writing of the commencement of any Tax Claim of which such party or any of its respective Affiliates has been informed in writing by any Governmental Entity relating to Tax Returns of the Transferred Companies for any Pre-Closing Tax Period or of any such Tax Claim that could reasonably be expected to result in an indemnification obligation under this Agreement. Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Governmental Entity in respect thereof; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such other party of its obligations under this Section 6.9, except to the extent that such other party is actually and materially prejudiced thereby.
          (iv) Except as required by applicable Law, notwithstanding Section 6.9(b), neither party shall have the right to amend any Tax Return without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, if such amendment would give rise to an indemnification obligation on the part of the other party pursuant to Section 6.9(c).
          (e) Coordination; Survival. Any claim for indemnification with respect to Taxes shall be governed by this Section 6.9. For the avoidance of doubt, if any claim for indemnification with respect to Taxes could be governed by both Section 9.2 or Section 9.3, on the one hand, and any clause of this Section 6.9, on the other hand, the indemnity claim and payment shall be governed by and treated as being made solely pursuant to such clause of this Section 6.9. Any such claim made pursuant to this Section 6.9 must be made within the period that is thirty (30) days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue.
          (f) Transfer Taxes. Any fees, duties, sales, use, transfer, documentary, recording, registration, stamp or similar Taxes (all including penalties, interest and other charges with respect thereto, “Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement shall be borne equally by the Company and Purchaser, and each of the Company and Purchaser shall cooperate with respect to the preparation and timely filing of any Tax Returns with respect to Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes payable in connection with the transactions contemplated by this Agreement.

          (g) Cooperation and Retention of Records.
          (i) The Company and Purchaser shall provide each other, and shall cause their respective Affiliates and their respective Representatives to provide each other, with such cooperation and information relating to the Transferred Companies as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including (i) the preparation and filing of any Tax Return or form (including any pro forma Tax Return), amended Tax Return or claim for refund; (ii) the resolution of disputes and audits; (iii) the contest or compromise of any Tax Claim; (iv) the determination of any Liabilities for Taxes or right to a refund of Taxes; (v) participation in or conduct of any Tax Claim; (vi) furnishing each other with copies of all correspondence received from any Governmental Entity in connection with any audit or information request in respect of Tax matters; and (vii) reasonable access to the Tax Returns, Tax provisions, and Tax basis records of the Transferred Companies, and all work papers used in, or that are necessary to, the preparation of the Proposed Purchase Price Allocation. Notwithstanding the foregoing, neither party nor any of its Affiliates shall be entitled to any information regarding, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes the Company or Purchaser (provided, however, that to the extent such Tax Return would be required to be delivered but for this sentence, the party that would be required to deliver such Tax Return shall instead deliver the portion of such Tax Return applicable solely to the Transferred Companies or, to the extent this is not reasonably practicable, a pro forma Tax Return relating solely to the Transferred Companies). Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Notwithstanding the obligations contained in this Section 6.9(g), no party shall be required to provide access or information or to disclose information where such access or disclosure is reasonably expected to jeopardize any attorney-client privilege of such party or its Affiliates or contravene any applicable Law, fiduciary duty or material Contract.
          (ii) Each of the Company and Purchaser shall retain all books and records in its possession with respect to Tax matters pertinent to the parties hereto and the Transferred Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Company or Purchaser, as applicable, any extensions thereof) of the respective taxable periods.
          (h) Purchase Price Adjustment. Unless otherwise required by Law, any payment made pursuant to this Section 6.9 shall be treated for all Tax purposes as an adjustment to the Purchase Price.
     Section 6.10 Guaranties and Intercompany Agreements.
          (a) Prior to Closing, Purchaser shall, or shall cause one or more of its Affiliates to, use reasonable efforts to (i) be substituted in all respects, effective as of the Closing, for any Identity Company in respect of any obligations of any Identity Company under any written guaranties, bonding arrangements, keepwells, net worth maintenance agreements, reimbursement obligations or letters of comfort obtained by or binding any Identity Company for

(and only to the extent for) the benefit of any Transferred Company (the “Intel Guaranties”) or (ii) cause such Intel Guaranties to be terminated. Purchaser shall indemnify and hold harmless the Identity Companies with respect to the obligations covered by any such Intel Guaranties for which Purchaser does not effect such substitution or termination. As a result, none of the Identity Companies shall from and after the Closing have any obligation whatsoever arising from or in connection with the Intel Guaranties except for obligations, if any, for which the Identity Companies will be fully indemnified by Purchaser.
          (b) Prior to Closing, the Company shall, or shall cause one or more of its Affiliates to, use reasonable efforts to (i) be substituted in all respects, effective as of the Closing, for any Transferred Company in respect of any obligations of any Transferred Company under any written guaranties, bonding arrangements, keepwells, net worth maintenance agreements, reimbursement obligations or letters of comfort obtained by or binding any Transferred Company for (and only to the extent for) the benefit of any Identity Company (the “Identity Guaranties”) or (ii) cause such Identity Guaranties to be terminated. The Company shall indemnify and hold harmless the Transferred Companies with respect to the obligations covered by any such Identity Guaranties for which the Company does not effect such substitution or termination. As a result, none of the Transferred Companies shall from and after the Closing have any obligation whatsoever arising from or in connection with the Identity Guaranties except for obligations, if any, for which the Transferred Companies will be fully indemnified by the Company.
          (c) Prior to the Closing, (i) the Company shall, and shall cause its Subsidiaries to, effective immediately prior to the Closing, execute and deliver a master termination and release agreement in substantially the form attached hereto as Annex A, and take such other action as is necessary to terminate, eliminate or release (by way of capital contribution, cash settlement or as otherwise reasonably determined by the Company, but in each case at no cost or expense to any of the Transferred Companies) any and all Affiliate Agreements, arrangements, commitments, receivables, payables, claims, demands, rights, loans, Liabilities and Contracts (including any Tax sharing, allocation or similar agreements or arrangements) between any Intel Company, on the one hand, and any of the Company or its Subsidiaries (other than an Intel Company), on the other hand, and (ii) the Company shall deliver to Purchaser a fully executed copy of such master termination and release agreement.
          (d) If, at any time after the date hereof, the Company or Purchaser becomes aware of any material Intel Contract between any Identity Company and any Third Party (excluding any Intel Guaranties and the Novation Contract) (any such Contract, an “Intel Misallocated Contract”), the Company or Purchaser, as applicable shall notify the other party and the Company shall provide Purchaser with a complete copy of the same (subject to Section 6.3). The Company and Purchaser shall engage in Good Faith Transfer Negotiations with respect to such Intel Misallocated Contract.
          (e) If, at any time after the date hereof, the Company or Purchaser becomes aware of any material Identity Contract between any Transferred Company and any Third Party (excluding any Identity Guaranties) (any such Contract, an “Identity Misallocated Contract”), the Company or Purchaser, as applicable shall notify the other party and the parties shall cooperate to provide for the applicable Transferred Company to provide the Company and Purchaser with a complete copy of the same (subject to Section 6.3). The Company and Purchaser shall engage in Good Faith Transfer Negotiations with respect to such Identity Misallocated Contract.
          (f) For the avoidance of doubt, as of the date of this Agreement, except as set forth in Section 4.17(b) of the Company Disclosure Schedule, neither party is aware of any Intel Guaranties, Intel Misallocated Contracts, Identity Guaranties or Identity Misallocated Contracts currently in effect, and Sections 6.10(a),(b),(d) and (e) have been included in this Agreement as a precautionary measure. No actions taken pursuant to Sections 6.10(a),(b),(d) and (e) shall be deemed to cure any breach or inaccuracy in the representations and warranties of the Company set forth in Section 4.17(b).
          (g) Solely with respect to Identity Contracts to which any Identity Company is a party, and subject to Sections 9.4, 9.5 and 9.6, the Company shall indemnify and hold harmless the Transferred Companies with respect to all Losses arising from any such Identity Contract, except there shall be no indemnification to the extent that any such Losses arise from any act or omission of a Transferred Company or its directors, officers, employees or representatives (in their capacity as such, but excluding all individuals who have also served as officers or directors of the Company or Operating Company).
          (h) Solely with respect to Intel Contracts to which any Intel Company is a party, and subject to Sections 9.4, 9.5 and 9.6, the Transferred Companies shall, jointly and severally, indemnify and hold harmless the Identity Companies (other than the Company or Operating Company) with respect to all Losses arising from any such Intel Contract, except there shall be no indemnification to the extent that (i) any such Losses arise from any act or omission of an Identity Company or its directors, officers, employees or representatives (in their capacity as such) or (ii) any such Losses arise from any Proceeding involving the Company or Operating Company or any Losses suffered or incurred by the Company or Operating Company in connection therewith.
     Section 6.11 Insurance. Purchaser acknowledges that all insurance coverage for the Intel Business under policies of the Company and its Subsidiaries (other than the Intel Companies) shall terminate as of the Closing and, following the Closing, no claims may be brought against any such policy (other than, if the events underlying such claim occurred prior to the Closing and to the extent not covered by the policies of the Intel Companies or their Affiliates (after the Closing), under any occurrence based policy of the Company and its Subsidiaries (other than the Intel Companies) in respect of the Intel Business).
     Section 6.12 Intel Business Cash, Indebtedness and Working Capital.
          (a) Subject to Section 6.12(c), immediately prior to the Closing, the Company shall cause any cash and cash equivalents (as determined in accordance with GAAP) in the Transferred Companies to be transferred by dividend or otherwise to the Company or its Subsidiaries (other than the Intel Companies).
          (b) At or prior to the Closing, (1) the Company shall cause to be terminated, paid in full or otherwise discharged all Liabilities of the Transferred Companies in respect of (i) Indebtedness for borrowed money (including all Indebtedness under the Bank of America Credit

Facility), (ii) Indebtedness evidenced by notes, debentures or similar instruments, (iii) letters of credit or similar facilities and (iv) payments under interest rate or foreign currency swap or similar arrangements, (2) the Company shall cause all Liens against the Transferred Shares or any assets of the Transferred Companies securing any Indebtedness (including all Liens arising under the Bank of America Credit Facility) to be terminated and released, and (3) the Company shall deliver to Purchaser written evidence reasonably acceptable to Purchaser confirming the performance and completion of the matters set forth in clauses (1) — (2) of this sentence.
          (c) Except as expressly contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to, during the period beginning on the date hereof through the Closing Date, manage the working capital of the Intel Business (other than the business of Patriot), including the collection of receivables or the payment of payables prior to the Closing, in the ordinary course of business consistent with past practices. From the date hereof until the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms, no later than twenty (20) days after the end of each calendar month, the Company shall deliver to Purchaser (i) an unaudited combined financial balance sheet for the Transferred Companies as of the last day of such month, (ii) unaudited combined statements of operations and cash flows for the Transferred Companies for such month and (iii) a statement setting forth a good faith estimate of Net Working Capital as of the last day of the prior calendar month. In addition, the Company shall prepare in good faith and deliver to Purchaser three (3) Business Days prior to the anticipated Closing Date, an estimated combined balance sheet of the Transferred Companies as of the Closing Date (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail the Company’s good faith estimate of Net Working Capital as of the Closing Date (the “Estimated Net Working Capital Amount”) as derived from the Estimated Closing Balance Sheet, in each case determined without giving effect to the Closing but after giving effect to the disposition of Patriot pursuant to Section 6.17. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the accounting practices, policies and methodologies used in the preparation of the Audited Intel Financial Statements. If the Estimated Net Working Capital Amount is less than ninety percent (90%) of the Target Net Working Capital, then, notwithstanding Section 6.12(a), the parties will adjust the amount of cash to be retained by the Intel Companies on the Closing Date (and/or the Company will contribute cash to the Intel Companies) such that the Estimated Net Working Capital Amount together with such retained or contributed amount is equal to the Target Net Working Capital. If the Estimated Net Working Capital Amount is more than one hundred and ten percent (110%) of the Target Net Working Capital, then, the Purchase Price shall be increased by an amount equal to the amount by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital. Notwithstanding anything in this Agreement to the contrary, all payment obligations arising under the Special Employee Plan Term Sheet or the Special Employee Plan shall be excluded for the purposes of determining Net Working Capital and the Estimated Working Capital Amount.
     Section 6.13 Identity Marks. Purchaser hereby acknowledges and agrees that Purchaser is not acquiring, nor are the Intel Companies acquiring or retaining, any right, title or interest in or to the Identity Marks; and following the Closing, neither Purchaser nor any of the Intel Companies shall have any right, title or interest in or to, and Purchaser, on behalf of itself and the Intel Companies, covenants that they will not hereafter adopt, use, or register, or authorize others to adopt, use or register, any Trademarks (i) consisting of or incorporating the Identity Marks or

(ii) that are confusingly similar to any of the Identity Marks; provided that, in accordance with applicable Law, the Intel Companies may, in the ongoing conduct of the Intel Business, transitionally utilize stationery, forms, business cards and other similar items that bear the Identity Marks as of the Closing Date for up to forty-five (45) calendar days following the Closing Date (the “Trademark Transition Period”) in a manner substantially consistent with past practice and the applicable quality standards of the Identity Business, and such use shall be solely on an “as is” basis and at the sole risk of the Intel Companies. The Company hereby grants the Intel Companies, effective as of the Closing, a royalty-free, non-exclusive, nontransferable, non-sublicenseable license to use the Identity Marks during the Trademark Transition Period solely as set forth in this Section 6.13.
     Section 6.14 Confidentiality.
          (a) From and after the Closing, the Company shall, and shall cause its Affiliates and Representatives to, keep all information concerning the Intel Companies or the Intel Business (“Business Confidential Information”) strictly confidential and (except as required by applicable Law or legal process in the reasonable opinion of the Company’s or the Company’s applicable Representatives’ legal counsel, as applicable, and only after compliance with Section 6.14(c)) will not disclose any Business Confidential Information to any Person. Notwithstanding anything to the contrary set forth herein, the term “Business Confidential Information” does not include any information which (i) is generally known by the public (other than as a result of its disclosure by the Company or the Company’s Representatives), (ii) was or becomes available to the Company on a non-confidential basis from a Person (other than Purchaser, its Affiliates or their respective Representatives), to the Knowledge of the Company (after reasonable inquiry), not prohibited from transmitting the information to the Company by Law, contractual obligation, fiduciary duty or otherwise or (iii) was or is developed or discovered by the Company after the Closing without reference to Business Confidential Information.
          (b) From and after the Closing, Purchaser shall, and shall cause its Affiliates and Representatives to, keep all non-public information concerning the Company and its Subsidiaries (other than the Intel Companies) and not directly related to the operation of the Intel Business (“Company Confidential Information”) strictly confidential and (except as required by applicable Law or legal process in the reasonable opinion of Purchaser’s or Purchaser’s applicable Representatives’ legal counsel, as applicable, and only after compliance with Section 6.14(c)) will not disclose any Company Confidential Information to any Person. Notwithstanding anything to the contrary set forth herein, the term “Company Confidential Information” does not include any information which (i) is generally known by the public (other than as a result of its disclosure by Purchaser or Purchaser’s Representatives), (ii) was or becomes available to Purchaser on a non-confidential basis from a Person (other than the Company, its Affiliates or their respective Representatives), to the Knowledge of Purchaser (after reasonable inquiry), not prohibited from transmitting the information to Purchaser by Law, contractual obligation, fiduciary duty or otherwise or (iii) was or is developed or discovered by Purchaser after the Closing without reference to Company Confidential Information.
          (c) In the event that the Company or Purchaser or their respective Representatives are requested or required to disclose all or any part of the Business Confidential Information or Company Confidential Information, as applicable, pursuant to any Law or the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or Governmental Entity or pursuant to a civil investigative demand or similar judicial process or otherwise, the applicable party will, to the extent not prohibited by Law, and to the extent practicable without prejudicing any the Company’s, Purchaser’s or any of their respective Representatives’ contractual or legal obligations or any attorney client privilege (but provided that the Company or Purchaser, as applicable, and their respective Representatives shall use reasonable best efforts to narrow or limit the impact of such obligations or privilege), (i) promptly notify the other party in writing of the existence, terms and circumstances surrounding such request or requirement, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request or requirement, (at the other party’s sole expense to the extent such steps are taken at the direction or with the consent of the other party), (iii) if disclosure of any such information is required, disclose only that portion of the information which, upon advice of such party’s legal counsel, it is legally required to disclose and give the other party written notice of the information to be so disclosed as far in advance of disclosure as reasonably practicable and (iv) exercise its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such information (and, in any event, if applicable, such party will reasonably cooperate with the other party to obtain such a protective order or other assurance). For the avoidance of doubt, disclosures made to the extent permitted by and following compliance with this Section 6.14 will not constitute a breach of this Agreement.
     Section 6.15 Intel Acquisition Agreements. At the Closing, the Company shall execute, and where applicable, shall cause Operating Company to execute, assignment agreements in substantially the form attached hereto as Annex B with respect to the assignment to Purchaser of any and all indemnification rights of the Company or any Subsidiary of the Company under any of the Intel Acquisition Agreements in respect of matters relating to the Intel Companies (such agreements, the “Assignment Agreements”).
     Section 6.16 OCI Mitigation. Prior to the Closing, the Company shall, and shall cause McClendon to, with respect to the OCI Prime Contract, use commercially reasonable efforts either (a) to negotiate and enter into an organizational conflict of interest (“OCI”) mitigation plan with the contracting officer for such Government Contract that is in accordance with Clause(s) I.9 and I.10 of the OCI Prime Contract and is in form and substance acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned); or (b) if it is not possible or practicable to enter into such an OCI mitigation plan, to transfer all related assets and novate the OCI Prime Contract to a third party in accordance with FAR 42.1204 on terms and conditions acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned). In addition, prior to the Closing, the Company shall, and shall cause McClendon to, with respect to the OCI Subcontract, use commercially reasonably efforts to (i) take such actions and effect such arrangements as shall be necessary, after giving effect to Purchaser’s acquisition and ownership of McClendon and the McClendon Interests, to fully implement and comply with the OCI Subcontract Mitigation Plan (such actions and arrangements to include, as necessary, communicating and coordinating with the prime contractor and contracting officer for the OCI Subcontract and amending the OCI Subcontract Mitigation Plan to address requirements of such prime contractor and/or contracting officer), in each case in a manner acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned); or (ii) if it is not possible or practicable to fully implement and comply with the OCI Subcontract Mitigation Plan as provided in clause (i) of this sentence, negotiate and enter into an OCI mitigation plan with the prime contractor and/or contracting officer for the OCI Subcontract that is in form and substance acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, it shall be reasonable for Purchaser to withhold its acceptance of any proposed OCI mitigation plan or novation or any proposed arrangements and actions in relating to the OCI Subcontract Mitigation Plan that would not avoid, neutralize or mitigate all OCI issues for Purchaser and its Affiliates arising from the applicable Contract referenced in this Section 6.16.
     Section 6.17 Divestiture of Patriot. Prior to the Closing, the Company shall cause ACI to (a) transfer, assign and convey all of its right, title and interest in and to the Patriot Interests to a Person not Affiliated with the Company; (b) except as set forth in Section 6.17 of the Company Disclosure Schedule, terminate all Contracts and business arrangements between Patriot, on the one hand, and any of the Transferred Companies, on the other; and (c) cause all Indebtedness and other Liabilities owing between Patriot, on the one hand, and any of the Transferred Companies, on the other hand, to be fully satisfied and discharged or cancelled.
     Section 6.18 Employee Equity Awards. Prior to the Closing, the Company shall take any and all actions necessary or desirable to provide that options to purchase Company Common Stock, whether or not vested as of immediately prior to the Closing, and/or restricted shares of Company Common Stock that are held by those individuals who are employed by the Intel Companies immediately prior to the Closing (the “Continuing Employees”) and unvested as of immediately prior to the Closing (such stock options and restricted stock awards, the “Intel Company Awards”) shall, to the extent such actions will not cause any additional Tax to be payable pursuant to Section 409A of the Code with respect to such Intel Company Awards, continue to remain outstanding as of and after the Closing, and shall continue to vest in accordance with their original terms as though such Continuing Employee remained employed by the Company and its subsidiaries, until the earlier to occur of (i) consummation of the transactions contemplated by the Merger Agreement (the “Merger Date”) and (ii) termination of the Merger Agreement prior to consummation of the Merger Agreement (the “Merger Termination Date;” and the first to occur of such events, the “Intel Vesting Event”), upon which Intel Vesting Event any then outstanding Intel Company Awards shall become fully vested and/or exercisable, subject in the case of each Continuing Employee, to the Continuing Employee’s continued employment with the Intel Companies at such Intel Vesting Event; provided, that in the event that following the Closing and prior to the Intel Vesting Event, (x) such Continuing Employee’s employment with the Intel Companies is terminated by the Continuing Employee’s employer without Cause or by the Continuing Employee for Good Reason (each term as defined in the Special Employee Plan Term Sheet), the Intel Company Awards held by such Continuing Employee shall continue to remain outstanding and eligible for vesting in accordance with this Section 6.18 and (y) such Continuing Employee’s employment with the Intel Companies is terminated by the Continuing Employee’s employer for Cause or by the Continuing Employee without Good Reason any unvested Intel Company Awards held by such Continuing Employee shall be cancelled and forfeited upon such termination of employment without consideration therefor. Intel Company Awards that are vested or become vested upon the Merger Date shall in accordance with the Merger Agreement be cancelled and the holders thereof shall be entitled to receive in respect thereof consideration calculated in accordance with the Merger Agreement. Intel Company Awards that are vested or become vested upon the Merger Termination Date shall remain outstanding following the Merger Termination Date in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 6.18 shall be of no force and effect unless and until the Closing occurs. Prior to the Closing, the Company shall provide to Purchaser such evidence as Purchaser may reasonably request to evidence that the actions provided for in this Section 6.18 have been taken.
     Section 6.19 Cooperation. Purchaser shall cooperate as reasonably requested by the Company in connection the preparation and filing of the proxy statement (and any amendments thereto) in connection with the transactions contemplated by the Merger Agreement. The Company shall, and shall cause the Operating Company and its Subsidiaries (other than the Intel Companies), as applicable, to cooperate as reasonably requested by Purchaser to assist Purchaser in the transition and migration to Purchaser of the systems and technology of the Transferred Companies in a smooth and efficient manner.
     Section 6.20 Intel Companies Special Employee Plan. Prior to the Closing, the Company shall cause SpecTal and McClendon to (i) adopt and approve the Intel Companies Special Employee Plan in accordance with the Special Employee Plan Term Sheet and in a form acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned), and (ii) establish an escrow account (the “Special Plan Escrow Account”) with Wells Fargo National Bank N.A. (the “Special Plan Escrow Agent”) in accordance with Section 7 of the Special Employee Plan Term Sheet and pursuant to an escrow agreement in a form acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned). At the Closing, Purchaser shall cause the Transferred Companies to pay by wire transfer of immediately available funds an amount up to the Plan Funding Amount in accordance with the terms of the Intel Companies Special Employee Plan, representing the aggregate amount then required to be deposited in the Special Plan Escrow Account or paid to employees of the Transferred Companies under the Special Employee Plan Term Sheet (less applicable withholdings for Taxes); provided, however, that if, prior to Closing the first installment of the Long Term Cash Awards (as described in Exhibit A to the Special Employee Plan Term Sheet) has become vested and paid in accordance with the terms of such awards, then the amount of any such installment payment shall be paid by Purchaser to the Transferred Companies at the Closing (it being understood that such installment payment amount will be cash of the Transferred Companies subject to transfer to the Company pursuant to Section 6.12(a)).
     Section 6.21 No Limitations on Claims, Legal Rights.
          (a) For the avoidance of doubt, nothing in this Agreement or the master termination and release agreement contemplated by Section 6.10(c) shall (i) exonerate or release any Liabilities of any of the Transferred Companies that are owing to any Third Party (excluding Liabilities arising under the Bank of America Credit Facility or any other Indebtedness of the Identity Companies and except as set forth in Sections 6.9(b), 6.10(b) or 6.18), or (ii) exonerate or release any Liabilities of any of the Identity Companies that are owing to any Third Party (except as set forth in Section 6.9(b) or Section 6.10(a)).

          (b) For the avoidance of doubt, following the Closing, (i) each Transferred Company shall be free to implead and/or seek contribution from any Identity Company in the event any Proceeding is asserted or commenced by a Third Party against such Transferred Company if and to the extent such Transferred Company believes that such Identity Company, in whole or in part, is legally responsible or liable to such Third Party in respect of the Liabilities addressed in such Proceeding; (ii) each Identity Company shall be free to implead or seek contribution from a Transferred Company in the event any Proceeding is asserted or commenced by a Third Party against such Identity Company if and to the extent such Identity Company believes that such Transferred Company, in whole or in part, is legally responsible or liable to such Third Party in respect of the Liabilities addressed in such Proceeding; and (iii) each of the Transferred Companies and Identity Companies shall be free to defend against and refute any attempt to implead or seek contribution from it in connection with a Proceeding as described in clause (i) or (ii) of this sentence.
ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company and Purchaser, if permissible under applicable Law) of the following conditions:
          (a) HSR Waiting Period. Any waiting period (and extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
          (b) CFIUS. The parties shall have received written notice from CFIUS that review under said Section 721 of the transactions contemplated by this Agreement has been concluded and that there are no unresolved national security concerns with respect to such transactions.
          (c) No Injunction. No Governmental Entity having jurisdiction over the Company or Purchaser shall have issued a Judgment and no Law shall have been enacted which is then in effect which has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement unless such Judgment or Law is vacated, terminated, withdrawn or repealed.
     Section 7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:
          (a) The representations and warranties of the Company contained in Sections 4.2(a), 4.2(b), 4.3(a), 4.10(c), 4.10(d), 4.17(b), 4.17(c) and 4.19 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

          (b) The representations and warranties of the Company contained in Sections 4.10(b) and 4.16 shall be true and correct, in all respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except where the failure of such representations and warranties to be true and correct have not resulted and would not reasonably be expected to result, individually or in the aggregate, in Losses to the Transferred Companies and/or Purchaser in excess of $15,000,000; provided, however, that any such representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, need only be so true and correct as of such date or with respect to such period.
          (c) The representations and warranties of the Company contained in Article IV shall be true and correct in all respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Business Material Adverse Effect; provided, however, that any such representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, need only be so true and correct as of such date or with respect to such period.
          (d) The Company shall have performed in all material respects all its material obligations and covenants under this Agreement required to be performed by it on or prior to the Closing Date.
          (e) The Company shall have delivered, or caused to be delivered, to Purchaser each of the deliverables specified in Section 3.2.
          (f) Purchaser shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of the Company by an appropriate executive officer of the Company, certifying that, to the knowledge of such executive officer, the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
          (g) Since the date of this Agreement, no change, circumstance, or effect shall have occurred that has had a Business Material Adverse Effect (excluding clause (B) of the definition of Business Material Adverse Effect).
          (h) An OCI mitigation plan shall have been entered into by McClendon with respect to the OCI Prime Contract or a novation of the OCI Prime Contract shall have been completed, and, in either case, found acceptable by Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned), all in accordance with Section 6.16.
          (i) The OCI Subcontract OCI Mitigation Plan shall have been fully implemented and complied with in a manner acceptable to Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned) or an OCI mitigation plan shall have been entered into by McClendon with respect to the OCI Subcontract and found acceptable by Purchaser (which acceptance shall not be unreasonably withheld, delayed or conditioned), all in accordance with Section 6.16.

     Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:
          (a) The representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete, in all respects (without giving effect to any limitation as to materiality or Purchaser Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, however, that representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, need only be true, correct and complete in all or in all material respects (as applicable) as of such date or with respect to such period.
          (b) Purchaser shall have performed in all material respects all its material obligations and covenants under this Agreement to be performed by it on or prior to the Closing Date.
          (c) Purchaser shall have delivered, or caused to be delivered, to the Company each of the deliverables specified in Section 3.3.
          (d) The Company shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Purchaser by an appropriate executive officer of Purchaser, certifying that, to the knowledge of such executive officer, the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.
     Section 7.4 Frustration of Conditions. Neither party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.7.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned as follows:
          (a) at any time, by the mutual written agreement of the Company and Purchaser;
          (b) by either Purchaser or the Company, if the transactions contemplated by this Agreement have not been consummated on or prior to the four (4) month anniversary of the date hereof (the “Intel Termination Date”); provided, however, that if (i), as of the Intel Termination Date any of the conditions to the Closing set forth in Section 7.1 have not been satisfied or waived, but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the Intel Termination Date), then either the Company or Purchaser may extend the Intel Termination Date for up to two (2) additional months by delivering written notice to the other prior to the four (4) month anniversary of the date hereof or (ii) as of the Intel Termination Date any of the conditions to the Closing set forth in Section 7.2(h) or Section 7.2(i) have not been satisfied or waived, but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than (A) those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the Intel Termination Date and (B) Section 7.1), then the Company may extend the Intel Termination Date for up to two (2) additional months by delivering written notice to Purchaser prior to the four (4) month anniversary of the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or prior to such date;
          (c) by Purchaser, if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been waived by Purchaser and has not been cured (or is incapable of being cured) by the Company within forty-five (45) days following receipt of a written notice of such breach from Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Purchaser if it has materially breached any of its material obligations under this Agreement;
          (d) by the Company, if Purchaser shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been waived by the Company and has not been cured (or is incapable of being cured) by Purchaser within forty-five (45) days following receipt of a written notice of such breach from the Company; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it has materially breached any of its material obligations under this Agreement; or
          (e) by either Purchaser or the Company, if any Governmental Entity having jurisdiction over the Company or Purchaser shall have issued a Judgment or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Judgment or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Judgment or action, and provided, further, that the party seeking to terminate this Agreement under this Section 8.1(e) shall have used commercially reasonable efforts to cause any such Judgment or action to be vacated or lifted or to ameliorate the effects thereof.
     Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or such party’s Affiliates or its or their directors, officers, employees, Representatives or stockholders) to the other party hereto other than, with respect to Purchaser and the Company, the obligations pursuant to this Section 8.2 and Article X; provided, however, that no party shall be relieved or released from any Liabilities (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of any breach of its obligations under this Agreement or fraud.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Nonsurvival of Company’s Representations and Warranties. None of the representations and warranties of the Company and Purchaser in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing.
     Section 9.2 Indemnification of Purchaser. Subject to the terms of this Article IX, from and after the Closing, the Company shall indemnify, defend, save and hold harmless Purchaser and its Affiliates (including the Intel Companies) and each of its and their respective officers, directors, managers, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of Losses arising out of or resulting from:
          (a) subject to Section 9.2(b), the breach of any covenant or agreement of the Company contained in this Agreement occurring after the Closing or the breach of any covenant or agreement of the Company set forth in Section 6.9(b) (solely with respect to the filing of Tax Returns and the payment of the Taxes specified for payment therein), 6.12(b), 6.17, or 6.20 occurring prior to or at the Closing;
          (b) the breach of any covenant or agreement contained in Section 6.18 (provided, that notwithstanding any other provision in this Agreement, no claims may be made under this Section 9.2(b) at any time after the Merger Date); or
          (c) any Liability arising out of or relating to the options or awards described in the first sentence of Section 6.18.
     Section 9.3 Indemnification of the Company. Subject to the terms of this Article IX, from and after the Closing, Purchaser shall indemnify, defend, save and hold harmless the Company and its Affiliates (other than the Intel Companies) and each of its and their respective officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties,” and the party obligated to indemnify, defend, save and hold harmless any such Indemnified Party pursuant to this Agreement, the “Indemnifying Party”) from, against and in respect of Losses arising out of or resulting from the breach of any covenant or agreement of Purchaser contained in this Agreement occurring after the Closing or the breach of any covenant or agreement of Purchaser set forth in Section 6.9(b) (solely with respect to the filing of Tax Returns and the payment of the Taxes specified for payment therein) or Section 6.20.

     Section 9.4 Claims.
          (a) With respect to any claims for Losses made by third parties against an Indemnified Party (“Third-Party Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Article IX, the following terms and conditions shall apply:
          (i) The Indemnified Party shall give the Indemnifying Party prompt written notice of any such Third-Party Claim; provided, however, that (A) failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party demonstrates that it has been materially prejudiced as a result of such failure; and (B) the Indemnifying Party shall have the right, after it acknowledges in writing to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder, to undertake the defense thereof by counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s sole expense; provided, that if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense;
          (ii) Within thirty (30) Business Days following the receipt of notice of a Third-Party Claim, if the Indemnifying Party has not assumed the defense of such Third-Party Claim or has declined to assume the defense of such Third-Party Claim in writing, the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof; and
          (iii) Notwithstanding any provision in this Article IX to the contrary, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written unconditional release from all Liability in respect of such Third-Party Claim and (B) provides solely for monetary relief as to which the Indemnified Party shall be indemnified in full (subject to the limitations set forth in Section 9.5) and does not otherwise involve or purport to bind or limit the Indemnified Party. In addition, if the Indemnifying Party shall have assumed the defense of the Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnifying Party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to Judgment made by an Indemnified Party without such prior written consent of the Indemnifying Party.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.2 or Section 9.3 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the Indemnifying Party. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under Section 9.2 or Section 9.3, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure.
     Section 9.5 Certain Limitations and Other Indemnification Provisions.
          (a) Each of Purchaser and the Company acknowledges and agrees that, if the Closing occurs, their sole and exclusive monetary remedy (other than for fraud or knowing and intentional breach of this Agreement) following the Closing with respect to any and all claims (whether Third-Party Claims or otherwise) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Article IX, Section 6.9 and Section 6.10; provided, however, that nothing contained herein shall prevent any party from pursuing non-monetary remedies as may be available to such party under applicable Law in the event of a party’s failure to comply with its obligations hereunder.
          (b) Any indemnification payments under this Agreement for indemnifiable Losses shall be paid net of (i) any insurance proceeds actually recovered by the Indemnified Party or its Affiliates with respect to such Losses and (ii) any indemnity, contribution or other similar payment received by the Indemnified Party or its Affiliates from any third-party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third-party payment. In the event that an applicable insurance or other recovery is received by any Indemnified Party or its Affiliates with respect to any indemnification payment for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to the Indemnifying Party.
     Section 9.6 Characterization of Indemnification Payments; Exclusivity of Tax Provisions(a) . Unless otherwise required by Law, any payment made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Purchase Price. Notwithstanding anything herein to the contrary, all matters relating to indemnification in respect of Taxes shall be governed by Section 6.9 (except with respect to Sections 9.2(a) and 9.3). With respect to Tax matters, any conflict between the terms of Section 6.9 and any other provision of this Agreement shall be resolved in favor of Section 6.9, unless such other provision expressly provides that it shall be given priority over such provisions.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendment and Modification. At any time prior to the Closing, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     Section 10.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission, addressed as follows:
          (a) if to Purchaser:
BAE Systems Information Solutions Inc.
c/o BAE Systems, Inc.
1101 Wilson Boulevard
Suite 2000
Arlington, VA 22209
Facsimile: (703) 312-7584
Attention: Jennifer H. Adams, Vice President
                 and Associate General Counsel
with a copy to:
Crowell & Moring LLP
1001 Pennsylvania Avenue, NW
Washington, DC 20004-2595
Attention: James R. Stuart, III
Facsimile: (202) 628-5116
if to the Company:
L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, Connecticut 06901
Facsimile: (203) 504-1140
Attention: General Counsel
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Attention: Peter Allan Atkins and Eric L. Cochran
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.
     Section 10.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, if it is reasonably apparent that such disclosure relates to one or more or all of such Sections. The inclusion of any item in the Company Disclosure Schedule or Purchaser Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
     Section 10.4 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement, and shall become effective when all such counterparts have been signed by each party and delivered to the other party. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto and their permitted successor and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights, remedies or claims hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.6 from and after the Closing) and the Indemnified Parties (with respect to Article IX from and after the Closing) are third-party beneficiaries.
     Section 10.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding by a court of competent jurisdiction, the Company and Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be carried out and construed as originally contemplated by the parties to the greatest extent possible.
     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     Section 10.8 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that the other party shall have the right to bring any Proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of Purchaser and the Company agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     Section 10.9 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
     Section 10.10 Waiver of Jury Trial. EACH OF PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     Section 10.11 Specific Performance. Notwithstanding anything in this Agreement, the parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Purchaser or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. Without limiting the foregoing, each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.
     Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
     Section 10.13 Expenses. All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, provided that Purchaser shall pay all costs and expenses in connection with the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated by this Agreement and the notice to CFIUS of the transactions contemplated by this Agreement pursuant to Exon-Florio.
     Section 10.14 Waivers. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
[Signature page follows.]

          IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

L-1 IDENTITY SOLUTIONS, INC.
By:	/s/ Robert V. LaPenta
	Name:	Robert V. LaPenta
	Title:	Chairman of the Board, President and Chief Executive Officer

BAE SYSTEMS INFORMATION SOLUTIONS INC.
By:	/s/ Jennifer H. Adams
	Name:	Jennifer H. Adams
	Title:	Vice President and Associate General Counsel

ANNEX A
FORM OF MASTER TERMINATION AND RELEASE AGREEMENT
     THIS MASTER TERMINATION AND RELEASE AGREEMENT (this “Agreement”), dated as of [•], 2010, is by and among L-1 Identity Solutions, Inc., a Delaware Corporation (the “Company”), and L-1 Identity Solutions Operating Company, Inc., a Delaware Corporation (“Operating Company”), for and on behalf of themselves and the Ident Companies (as defined below), on the one hand, and Advanced Concepts, Inc. (“ACI”), a Maryland corporation, McClendon, LLC (“McClendon”), a Virginia limited liability company, and SpecTal, LLC (“SpecTal”), a Virginia limited liability company (collectively, the “Intel Companies”), on the other hand.
     WHEREAS, there may exist certain Affiliate Agreements, arrangements, commitments, receivables, payables, claims, demands, rights, loans, Liabilities and Contracts (collectively, “Intercompany Arrangements”) between any one or more of the Intel Companies, on the one hand, and any of the Company, Operating Company and/or any of their Subsidiaries (other than the Intel Companies), on the other hand (collectively, the “Ident Companies”);
     WHEREAS, on September 19, 2010, the Company and BAE Systems Information Solutions Inc. (“Purchaser”) entered into a Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), pursuant to which Purchaser agreed to acquire from Operating Company and the Company agreed to cause to be sold to Purchaser, all of the issued and outstanding shares of capital stock or membership interests (as applicable) of the Intel Companies; and
     WHEREAS, pursuant to Section 6.10(c) of the Purchase Agreement, the Company agreed to cause to be executed this Agreement effective as of the Closing.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.
     Section 2. Termination. Effective as of the Closing, all Intercompany Arrangements, including any provisions that would otherwise survive the termination thereof pursuant to the terms thereof, shall be terminated and extinguished and be of no force or effect.
     Section 3. Mutual Release. Effective as of the Closing, the Company and the Operating Company, for and on their own behalf and for and on behalf of each Ident Company, hereby fully, finally and irrevocably waive, release and discharge each Intel Company from and against any and all claims, causes of action, Losses, Liabilities or other rights that have arisen or may arise under the Intercompany Arrangements. Effective as of the Closing, the Intel Companies hereby fully, finally and irrevocably waive, release and discharge the Company, Operating Company and the Ident Companies from and against any and all claims, causes of action, Losses, Liabilities or other rights that have arisen or may arise under the Intercompany Arrangements. For the avoidance of any doubt, the Purchase Agreement is not an Intercompany

Arrangement, and this Agreement is not intended to waive, release or discharge any rights or obligations of the Company or Purchaser under the Purchase Agreement.
     Section 4. Representations.
          (a) Each of the Company and Operating Company hereby represents and warrants that it has all requisite corporate (or similar) power and authority to enter into this Agreement on its own behalf and on behalf of each of the Ident Companies. The execution, delivery and performance by each party of this Agreement has been duly authorized by all necessary corporate (or similar) action on the part of each of the Company and Operating Company on its own behalf and on behalf of each of the Ident Companies. This Agreement has been duly and validly executed and delivered by the Company and Operating Company and constitutes the valid and binding obligation of each of the Company and Operating Company on its own behalf and on behalf of each of the Ident Companies, enforceable against each such Person in accordance with its terms.
          (b) Each of the Intel Companies hereby represents and warrants that it has all requisite corporate (or similar) power and authority to enter into this Agreement. The execution, delivery and performance by each of the Intel Companies of this Agreement have been duly authorized by all necessary corporate (or similar) action on the part of such Intel Company. This Agreement has been duly and validly executed and delivered by each Intel Company and constitutes the valid and binding obligation of such Intel Company, enforceable against it in accordance with its terms.
     Section 5. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     Section 6. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
     Section 7. Entire Agreement; Amendments. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be amended and any term hereof may be amended or waived, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     Section 8. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement, and shall become effective when all such counterparts have been signed by each party and delivered to the other party. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding by a court of competent jurisdiction, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be carried out and construed as originally contemplated by the parties to the greatest extent possible.
     Section 10. Titles and Subtitles. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     Section 11. Waiver of Notice. Each of the parties hereto hereby waives any notice required to be provided in connection with the amendment or termination of any of the Intercompany Agreements.
     Section 12. Cooperation. After the Closing Date, each of the parties hereto shall use its commercially reasonable efforts from time to time to execute and deliver at the reasonable request of the other parties such additional documents and instruments as may be reasonably required to give effect to this Agreement and the transactions contemplated by this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

L-1 IDENTITY SOLUTIONS, INC.
By:
Name:
Title:

L-1 IDENTITY SOLUTIONS OPERATING COMPANY, INC.
By:
Name:
Title:

ADVANCED CONCEPTS, INC.
By:
Name:
Title:

MCCLENDON, LLC
By:
Name:
Title:

SPECTAL, LLC
By:
Name:
Title:

ANNEX B
Forms of Assignment Agreements
[Letterhead]
[Date]
BAE Systems Information Solutions Inc.
[Address]
Attention: [Name]
Re:   Assignment of Certain Indemnification Rights
Ladies and Gentlemen:
Reference is made to the Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated September 19, 2010, by and between BAE Systems Information Solutions Inc. (“Purchaser”) and L-1 Identity Solutions, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
In connection with the Closing, and in accordance with Section 6.15 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, L-1 Identity Solutions Operating Company (“Operating Company”), a wholly owned subsidiary of the Company, hereby assigns and transfers to Purchaser, any and all indemnification rights of Operating Company under that certain Stock Purchase Agreement, dated May 1, 2007, by and among Advanced Concepts, Inc., the Selling Stockholders signatory thereto, Operating Company and the Sellers Representative.
Operating Company shall, and shall cause the Subsidiaries of Operating Company to, without further consideration, perform such lawful acts, execute such other lawful documents, and provide to Purchaser, its successors, assigns and other legal representatives all other cooperation and assistance as Purchaser may reasonably request to effectuate fully this letter agreement.
Each party hereto represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this letter agreement, (ii) the execution, delivery and performance by such party of this letter agreement has been duly authorized by all necessary corporate action on the part of such party and (iii) this letter has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

L-1 IDENTITY SOLUTIONS OPERATING COMPANY
By:
Name:
Title:

Accepted and Agreed BAE SYSTEMS INFORMATION SOLUTIONS INC.
By:
Name:
Title:

[Letterhead]
[Date]
BAE Systems Information Solutions Inc.
[Address]
Attention: [Name]
Re:   Assignment of Certain Indemnification Rights
Ladies and Gentlemen:
Reference is made to the Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated September 19, 2010, by and between BAE Systems Information Solutions Inc. (“Purchaser”) and L-1 Identity Solutions, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
In connection with the Closing, and in accordance with Section 6.15 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby assigns and transfers to Purchaser, any and all indemnification rights of the Company under that certain Agreement and Plan of Merger, dated June 18, 2007, by and among McClendon, LLC, the Selling Stockholders signatory thereto, the Company, L-1 Identity Solutions Operating Company, and the Stockholders Representative.
The Company shall, and shall cause the Subsidiaries of the Company to, without further consideration, perform such lawful acts, execute such other lawful documents, and provide to Purchaser, its successors, assigns and other legal representatives all other cooperation and assistance as Purchaser may reasonably request to effectuate fully this letter agreement.
Each party hereto represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this letter agreement, (ii) the execution, delivery and performance by such party of this letter agreement has been duly authorized by all necessary corporate action on the part of such party and (iii) this letter has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

L-1 IDENTITY SOLUTIONS, INC.
By:
Name:
Title:

Accepted and Agreed BAE SYSTEMS INFORMATION SOLUTIONS INC.
By:
Name:
Title:

[Letterhead]
[Date]
BAE Systems Information Solutions Inc.
[Address]
Attention: [Name]
Re:   Assignment of Certain Indemnification Rights
Ladies and Gentlemen:
Reference is made to the Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated September 19, 2010, by and between BAE Systems Information Solutions Inc. (“Purchaser”) and L-1 Identity Solutions, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
In connection with the Closing, and in accordance with Section 6.15 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, L-1 Identity Solutions Operating Company (“Operating Company”), a wholly owned subsidiary of the Company, hereby assigns and transfers to Purchaser, any and all indemnification rights of Operating Company under that certain Securities Purchase Agreement, dated September 11, 2006, by and among SpecTal, LLC, Operating Company and the Sellers Representative on behalf of the Members.
Operating Company shall, and shall cause the Subsidiaries of Operating Company to, without further consideration, perform such lawful acts, execute such other lawful documents, and provide to Purchaser, its successors, assigns and other legal representatives all other cooperation and assistance as Purchaser may reasonably request to effectuate fully this letter agreement.
Each party hereto represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this letter agreement, (ii) the execution, delivery and performance by such party of this letter agreement has been duly authorized by all necessary corporate action on the part of such party and (iii) this letter has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

L-1 IDENTITY SOLUTIONS OPERATING COMPANY
By:
Name:
Title:

Accepted and Agreed BAE SYSTEMS INFORMATION SOLUTIONS INC.
By:
Name:
Title: